Inland Retail Real Estate Trust, Inc.
                            Sticker Supplement

   This Sticker Supplement No. 4 dated August 2, 1999 to our Prospectus dated February 11, 1999 summarizes Supplement No. 4 which updates information in the "Real Property Investments," "Management," "Investment Objectives and Policies," "Prior Performance of our Affiliates," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Summary of the Organizational Documents," "Plan of Distribution" and "Experts" sections of our Prospectus and also supplements the financial statements and Prior Performance Tables (Appendix A) included in the Prospectus. This Sticker Supplement No. 4 supersedes Sticker Supplements Nos. 1, 2 and 3 dated May 10, June 10 and July 8, 1999, respectively. Any word that is capitalized in this Sticker Supplement but not defined has the same meaning as in our Prospectus.

                           Plan of Distribution

   As of July 26, 1999, we had sold 1,832,476 shares resulting in gross proceeds of $18,324,760. Inland Securities Corporation, an affiliate of our Advisor, serves as dealer manager of this Offering and is entitled to receive selling commissions and certain other fees, as discussed further in our Prospectus. As of July 26, 1999, we have incurred $1,740,852 of commissions and fees payable to Inland Securities Corporation, which will result in our receipt of $16,583,908 of net proceeds from the sale of those 1,832,476 shares. An additional 5,134 shares have been sold pursuant to our Distribution Reinvestment Program, for which we will receive additional net proceeds of $48,775. We also pay an affiliate of our Advisor fees to manage and lease our properties. As of June 29, 1999, we have incurred and paid property management fees of $16,792. Our Advisor may also receive an annual asset management fee of not more than 1% of our average invested assets, paid quarterly. As of the end of the quarter ending March 31, 1999, we had not paid or incurred any asset management fees. We may pay expenses associated with property acquisitions of up to .5% of the money that we raise in this Offering but in no event will we pay acquisition expenses on any individual property that exceeds 6% of its purchase price. Acquisition expenses totaling $822,967 are included in the purchase prices we paid for our properties purchased through July 26, 1999.

                              SUPPLEMENT NO. 4
                            DATED AUGUST 2, 1999
                  TO THE PROSPECTUS DATED FEBRUARY 11, 1999
                  OF INLAND RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 4 to you in order to supplement our Prospectus. This Supplement updates information in the "Real Property Investments," "Management," Investment Objectives and Policies," "Prior Performance of our Affiliates," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Summary of the Organizational Documents," "Plan of Distribution" and "Experts" sections of our Prospectus and also supplements the financial statements and Prior Performance Tables (Appendix A) included in the Prospectus. This Supplement No. 4 expands upon, supplements, modifies or supersedes certain information contained in the Prospectus and must be read in conjunction with our Prospectus. This Supplement No. 4 supersedes Supplements Nos. 1, 2 and 3 dated May 10, June 10 and July 8, 1999, respectively. Any word that is capitalized in this Supplement but not defined has the same meaning as in our Prospectus.

                          Real Property Investments

Boynton Commons, Boynton Beach, Florida

On July 27, 1999, we purchased an existing 210,772 gross leasable square foot shopping center known as Boynton Commons by acquiring the interests of two companies affiliated with our Advisor, Inland Southeast Investment Corporation and Inland Southeast Acquisition Corp. (collectively, the "Boynton Commons Affiliates"), in Inland Boynton Investment, L.L.C. and Inland Boynton Acquisitions, L.L.C., respectively. Those two limited liability companies are the general partners of Boynton Beach Development Associates (the "Boynton Commons Property Partnership"), which is a general partnership that owns the entire fee simple interest in Boynton Commons.

Boynton Commons is located on the southwest corner of North Congress Avenue and Old Boynton Road, in Boynton Beach, Palm Beach County, Florida.

Inland Boynton Investment, L.L.C. and Inland Boynton Acquisitions, L.L.C. purchased the interests of the former general partners of the Boynton Commons Property Partnership on March 22, 1999 from unaffiliated third parties. The $30,563,440 we paid for this property represents the total costs incurred by the Boynton Commons Affiliates as of July 27, 1999 in connection with their purchase, through Inland Boynton Investment, L.L.C and Inland Boynton Acquisitions, L.L.C., of the general partnership interests in the Boynton Commons Property Partnership. Such costs consist of the following paid by the Boynton Commons Affiliates:

    *   Purchase Price.......................... $30,250,000
    *   Acquisition costs to third parties......      67,165
    *   Financing costs to an Inland affiliate..     137,767
    *   Financing costs to third parties........     108,508

                                 Total.......... $30,563,440
                                                 ============

Our acquisition cost is approximately $145 per square foot of leasable space. We paid a total of $6,262,193 to the Boynton Commons Affiliates, since the outstanding balance of the first mortgage loan and certain prorations were credited against the purchase price. That entire amount, plus an additional $346,371 provided by the Boynton Commons Affiliates, was paid to Inland Mortgage Investment Corporation, an Inland Affiliated Company, as payment in full of two promissory notes evidencing loans made to the Boynton Commons Affiliates in connection with their purchase in March 1999 of this property. There may be additional expenses incurred by the Boynton Commons Affiliates related to their acquisition of this property, which we will pay.

In evaluating this property as a potential acquisition, we considered a variety of factors including location, demographics, tenant mix, price per foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that the shopping center is located within a vibrant economic area. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not anticipate making any significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions.

We purchased this property subject to a first mortgage and a collateral assignment of rents and leases in favor of SouthTrust Bank, National Association, which secures two promissory notes in the aggregate principal amount of $24,200,000, which we reduced to $22,922,580 concurrently with the acquisition. One promissory note is in the principal amount of $15,125,000, requires monthly payments of interest only at the fixed rate of 7.21% per annum and is due March 19, 2006. The other note which currently has an outstanding principal balance of $7,797,580 requires monthly payments of interest only at a floating rate per annum of 1.75% over a LIBOR related index and is due March 19, 2000.

Boynton Commons, which is situated on approximately 23 acres and was built in 1998, consists of two one-story, multi-tenant retail buildings, one single tenant stand alone building and three outlot buildings. As of July 27, 1999, this property was 91% leased. Tenants leasing more than 10% of the total square footage currently include The Sports Authority, a sporting goods store; Bed, Bath & Beyond, a home furnishings store; Barnes & Noble, a display and retail sale and/or rental of books, magazines and other media store, and PetSmart, a pet and pet accessory retail store. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

                                           Base Rent
                  Approximate             Per Square
                     GLA                    Foot Per
                    Leased     % of Total    Annum           Lease Term
  Lessee           (Sq. Ft.)      GLA         ($)       Beginning       To
   -----------    ----------- ----------- ------------ ------------ ---------

The Sports
  Authority          42,972      20.39        8.00        03/98        03/13
  Option 1                                   10.00        04/13        03/18
  Option 2                                   11.00        04/18        03/23
  Option 3                                   12.00        04/23        03/28

Bed, Bath
  & Beyond           37,559      17.82       10.50 to     05/98        01/14
                                             11.50
  Option 1                                   12.50        02/14        01/19
  Option 2                                   13.50        02/19        01/24
  Option 3                                   14.50        02/24        01/29

Barnes & Noble       27,000      12.81       15.00 to     10/97        02/13
                                             16.25 to
                                             17.50
  Option 1                                   19.00        03/13        02/18
  Option 2                                   21.00        03/18        02/23
  Option 3                                   23.00        03/23        02/28

Petsmart             22,486      10.67       10.75 to     06/98        01/14
                                             11.00 to
                                             11.50
  Option 1                                   12.25        02/14        01/19
  Option 2                                   13.00        02/19        01/24
  Option 3                                   13.75        02/24        01/29
  Option 4                                   14.50        02/29        01/34
  Option 5                                   15.25        02/34        01/39

For federal income tax purposes, our depreciable basis in this property will be approximately $21,865,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 15 years, respectively. Real estate taxes for the year ended December, 1998 (the most recent tax year for which information is generally available) were $190,685. Real estate taxes for the year ended December, 1999 are expected to be approximately $400,000. Since this property was under development during 1998, it is subject to reassessment for real estate taxes for 1999 and subsequent years.

On July 27, 1999, a total of 192,188 square feet was leased to 13 tenants at this property. The following tables set forth certain information with respect to the leases with these tenants as of July 27, 1999:

                  Approximate
                      GLA                             Current        Rent per
                    Leased      Lease     Renewal    Annual Rent    Square Foot
  Lessee           (Sq. Ft.)    Ends      Options        ($)            ($)
  ------          ----------    -----     -------    -----------    -----------

Barnes & Noble      27,000      02/13     3/5 yr.      405,000         15.00
Petsmart            22,486      01/14     5/5 yr.      241,732         10.75
The Sports
  Authority         42,972      03/13     3/5 yr.      343,776          8.00
Bed, Bath & Beyond  37,559      01/14     3/5 yr.      394,370         10.50
Party City          12,000      01/09     2/5 yr.      174,000         14.50
Pak Mail Centers     1,096      11/03    1/3 yr./       27,400         25.00
                                          1/2 yr.
Father & Son
  Restaurants        1,900      12/03     1/5 yr.       47,500         25.00
The Hasty Mortgage
  Corporation        1,520      10/03        -          38,000         25.00
Gianna Christine
  Salon & Day Spa    3,200      06/04     2/5 yr.       83,200         26.00
The Mens Warehouse   5,000      07/08     2/5 yr.      100,000         20.00
Old Navy            15,400      06/08     1/5 yr.      170,000         11.04
Walgreen Co.        15,930      08/58        -         254,880         16.00
Tony Roma's Famous
  For Ribs           6,125      03/08     3/5 yr.       80,000         13.06
Vacant              18,584

(1) Each tenant also pays its proportionate share of real estate taxes, insurance, management fees and common area maintenance costs. In addition, Party City, The Hasty Mortgage Corporation, Gianna Christine Salon and Day Spa, Old Navy, Bed, Bath & Beyond, Walgreens and Tony Roma's Famous For Ribs pay, as additional rent, a percentage of gross sales in excess of a prescribed amount.

                                                              Average     Percent of    Percent of
                                                              Base Rent      Total      Annual Base
                                     Annual Base    Total     Per Square  Building GLA     Rent
                        Approx. GLA   Rent of       Annual    Foot Under  Represented   Represented
  Year       Number of  of Expiring  Expiring       Base      Expiring    by Expiring   By Expiring
 Ending       Leases      Leases     Leases        Rent (1)   Leases        Leases       Leases
December 31,  Expiring  (Sq. Ft.)       ($)          ($)         ($)          (%)          (%)
-----------  ---------  ----------- -----------  -----------  ----------  ------------- -----------

   1999          -           -           -        2,322,651        -           -             -

   2000          -           -           -        2,370,712        -           -             -

   2001          -           -           -        2,369,745        -           -             -

   2002          -           -           -        2,378,433        -           -             -

   2003          3          4,516     112,900     2,409,686      25.00        2.14          0.05

   2004          1          3,200      83,200     2,276,824      26.00        1.52          0.04

   2005          -           -           -        2,228,152        -           -             -

   2006          -           -           -        2,228,152        -           -             -

   2007          -           -           -        2,228,152        -           -             -

   2008          3         26,525     350,000     2,093.542      13.20       12.58          0.17

(1) We made no assumptions regarding the re-leasing of expired leases.  It is the opinion of our management that the space will be re-leased at market rates at the time of re-leasing.



We received an appraisal prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute and the Appraisal Foundation by an independent appraiser who is a member of the Appraisal Institute. The appraisal reported a fair market value for Boynton Commons, as of July 17, 1999, of $30,750,000. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.

Town Center Commons, Kennesaw, Georgia

On July 1, 1999, we purchased approximately 8 acres improved with 72,108 gross leasable square feet of an existing 159,758 square foot shopping center known as Town Center Commons by acquiring the interests of Inland Southeast Investment Corporation and Inland Southeast Acquisition Corp. (collectively, the "Town Center Affiliates"), both of which are affiliates of our Advisor, in Inland Southeast Town Center Limited Partnership (the "Town Center Property Partnership"). The Town Center Property Partnership owns the entire fee simple interest in only the 72,108 gross leasable square feet of Town Center Commons we purchased and has no ownership interest in the other 87,650 square foot portion of the shopping center. The portion of Town Center Commons in which we have no ownership interest consists of an 80,000 square foot Galyan's department store and a 7,650 square foot The Shane Company jewelry store in two separate buildings. The portion of Town Center Commons that we own will be referred to in this Supplement as "Our Portion of Town Center Commons" or "this Property" and the entire shopping center will be referred to as "Town Center Commons".

Town Center Commons is located west of I-75 on Ernest Barrett Parkway in Kennesaw, Georgia, and is approximately 25 miles northwest of downtown Atlanta.

The Town Center Property Partnership purchased Our Portion of Town Center Commons on April 13, 1999 from an unaffiliated third party. The $9,656,381 we paid for this Property represents the total costs of the Town Center Affiliates as of the date of our purchase of their interests. Such costs consists of the following paid by the Town Center Affiliates:

    *   Purchase Price.......................... $9,494,000
    *   Acquisition costs to third parties......     76,923
    *   Financing costs to an Inland affiliate..     47,458
    *   Financing costs to third parties........     38,000

                                 Total.......... $9,656,381
                                                 ===========

Our acquisition cost is approximately $134 per square foot of leasable space. We paid a total of $1,919,737 to the Town Center Affiliates, since the outstanding balance of the mortgage loans and certain prorations were credited against the purchase price. Of such amount, $1,914,757 was paid to Inland Mortgage Investment Corporation, an Inland Affiliated Company, as payment in full of a promissory note evidencing a loan made to the Town Center Affiliates in connection with the purchase in April 1999 of this Property.

In evaluating this Property as a potential acquisition, we considered a variety of factors including location, demographics, tenant mix, price per foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that the shopping center is located within a vibrant economic area. The Company did not consider any other factors materially relevant to the decision to acquire this Property.

We do not anticipate making any significant repairs and improvements to this Property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

We believe that this Property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This Property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions.

We purchased this Property subject to two mortgages and a collateral assignment of rents and leases in favor of SouthTrust Bank, N.A., which secure promissory notes in the aggregate principal amount of $7,600,000, which we reduced to $7,258,000 concurrently with the acquisition. One promissory note is in the principal amount of $4,750,000, requires monthly payments of interest only at the fixed rate of 7% per annum and is due April 13, 2006. Payment of all or part of this note before maturity requires a prepayment premium initially equal to 2% of the amount being prepaid, but declining to 1 1/2% during the sixth, and 1% in the seventh, loan years. This other note requires monthly payments of interest only at a floating rate per annum of 1.75% over a LIBOR related index, is due April 13, 2000, and may be paid at any time prior to maturity without penalty.

Our Portion of Town Center Commons, which was built in 1998, consists of two one-story, multi-tenant retail buildings. As of July 1, 1999, this Property was 96% leased. Tenants leasing more than 10% of the total square footage currently include J.C. Penney Home Store, a home furnishings store, and Baptist Book Store, a religious retail store. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

                                           Base Rent
                  Approximate             Per Square
                     GLA                    Foot Per
                    Leased     % of Total    Annum           Lease Term
  Lessee           (Sq. Ft.)      GLA         ($)       Beginning       To
   -----------    ----------  ----------  -----------  -----------  ---------
J.C. Penney Home
  Store              42,728      59.26       10.50 to     11/98        10/08
                                             11.50
  Option 1                                   12.75        11/08        10/13
  Option 2                                   14.00        11/13        10/18
  Option 3                                   15.25        11/18        10/23

Baptist Book
  Store               7,800      10.82       16.00 to     01/99        09/08
                                             17.25
  Option 1                                   18.57        10/08        09/13
  Option 2                                   20.03        10/13        09/18

As of July 1, 1999, Town Center Commons continues to be managed by Trammell Crow Company.

For federal income tax purposes, our depreciable basis in this Property will be approximately $6,362,589. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 15 years, respectively. Real estate taxes for the year ended 1998 (the most recent tax year for which information is generally available) were $44,436. Since this property was under development during 1998, it is subject to reassessment for real estate taxes for 1999 and subsequent years.

On July 1, 1999, a total of 69,108 square feet was leased to 10 tenants at this Property. The following tables set forth certain information with respect to our leases at this Community Center with these tenants as of July 1, 1999:

                  Approximate
                      GLA                             Current        Rent per
                    Leased      Lease     Renewal    Annual Rent    Square Foot
  Lessee           (Sq. Ft.)    Ends      Options        ($)            ($)
  ------          ----------    -----     -------    -----------    -----------
J.C. Penney Home
  Store             42,728      10/08     3/5 yr.      448,644         10.50
Baptist Book Store   7,800      09/08     2/5 yr.      124,800         16.00
Original Mattress
  Factory            4,600      12/03     1/3 yr.       87,400         19.00
Bikes USA, Inc.      4,800      03/04     2/5 yr.       91,200         19.00
Nu Age Nutrition     1,040      03/04        -          19,760         19.00
Town Center Nails    1,040      03/03        -          19,760         19.00
Powertel             1,300      02/04        -          24,700         19.00
Master Portrait      1,300      03/04     1/5 yr.       24,700         19.00
Accustaff            1,500      02/04        -          28,500         19.00
Gondolier Pizza      3,000      04/04     2/5 yr.       57,000         19.00
Vacant               3,000

(1) Each tenant also pays its proportionate share of real estate taxes, insurance, common area maintenance costs and management fees. In addition, Baptist Book Store, Original Mattress Factory, Bikes USA, Inc., Nu Age Nutrition, Town Center Nails, Powertel and Gondolier Pizza pay, as additional rent, a percentage of gross sales in excess of a prescribed amount.

                                                              Average     Percent of    Percent of
                                                              Base Rent      Total      Annual Base
                                     Annual Base    Total     Per Square  Building GLA     Rent
                        Approx. GLA   Rent of       Annual    Foot Under  Represented   Represented
  Year       Number of  of Expiring  Expiring       Base      Expiring    by Expiring   By Expiring
 Ending       Leases      Leases     Leases        Rent (1)   Leases        Leases       Leases
December 31,  Expiring  (Sq. Ft.)       ($)          ($)         ($)          (%)          (%)
-----------  ---------  ----------- -----------  -----------  ----------  ------------- -----------

   1999          -           -           -         926,464         -           -             -

   2000          -           -           -         930,164         -           -             -

   2001          -           -           -         933,864         -           -             -

   2002          -           -           -         940,754         -           -             -

   2003          2          5,640     114,580      932,044       20.32        8.16         12.18

   2004          6         12,940     256,800      690,222       19.85       18.72         27.55

   2005          -           -           -         625,922         -           -             -

   2006          -           -           -         625,922         -           -             -

   2007          -           -           -         625,922         -           -             -

   2008          2         50,528     625,922      510,389       12.39       73.11        100.00

(1) We made no assumptions regarding the re-leasing of expired leases.  It is the opinion of our management that the space will be re-leased at market rates at the time of re-leasing.



We received an appraisal prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute and the Appraisal Foundation by an independent appraiser who is a member of the Appraisal Institute. The appraisal reported a fair market value for Our Portion of Town Center Commons, as of June 3, 1999, of $9,750,000. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.

Merchants Square Shopping Center, Zephyrhills, Florida

On June 4, 1999, we purchased Merchants Square Shopping Center by acquiring the interests of the Merchants Square Affiliated Partners in the Merchants Square Property Partnership. This shopping center is located at the intersection of U.S. 301 North and Pretty Pond Road in Zephyrhills, Florida and is described in detail in our Prospectus. We purchased Merchants Square for $5,742,042, which
represents the total Affiliates' Acquisition Cost as of June 4, 1999.   This
price represents approximately $76.72 per square foot of leasable space. A total of $1,496,500 was paid to the Merchants Square Affiliated Partners, since the outstanding balance of the first mortgage loan and certain prorations were credited against the purchase price.

Merchants Square, built in 1993, is comprised of a one-story, multi-user retail facility. Merchants Square contains 74,849 leasable square feet. As of June 4, 1999, Merchants Square was 100% leased. In evaluating Merchants Square as a potential acquisition, we considered a variety of factors including location, demographics, tenant mix, price per square foot, occupancy and the fact that overall rental rates are comparable to market rates. We believe that Merchants Square is located within a vibrant economic area.

We do not anticipate making any significant repairs and improvements to Merchants Square over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Kash 'N Karry, a supermarket, and Fashion Bug, a clothing store, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

                                           Base Rent
                                          Per Square
                  Approximate               Foot Per
                     GLA       % of Total    Annum           Lease Term
  Lessee            Leased        GLA         ($)       Beginning       To
   -----------    ----------- ----------- ------------ ------------ ---------

Kash 'N Karry        47,955       64          6.70      Currently    05/27/13
  Options (1)                                 6.70      05/28/13     05/27/43

Fashion Bug           9,040       12          8.00      Currently    01/31/04
  Options (2)                                8.50 to
                                              9.50      02/01/04     01/31/19

(1) There are six successive five-year renewal options at the same base rent per square foot per annum.

(2) There are three successive five-year renewal options. The base rent per square foot increases $.50 per square foot for each option.

For federal income tax purposes, our depreciable basis in Merchants Square will be approximately $4,750,000. When we calculate depreciation expense, for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 15 years, respectively.

On June 4, 1999, a total of 74,849 square feet was leased to 13 tenants at Merchants Square. The following tables set forth certain information with respect to our leases with these 13 tenants as of June 4, 1999:

                  Approximate                         Current        Rent per
                      GLA       Lease     Renewal    Annual Rent    Square Foot
  Lessee            Leased      Ends      Option         ($)            ($)
  ------          ----------    -----     ------     -----------    -----------

Kash N' Karry       47,955      05/13     6/5 yr.      321,299          6.70
Fashion Bug          9,040      01/04     3/5 yr.       72,320          8.00
Dollar Tree          3,320      06/00     4/4 yr.       33,001          9.94
Payless Shoe Source  2,800      03/03     2/5 yr.       26,600          9.50
Beef O'Bradys        2,030      06/02        -          21,912         10.79
L.G. Edwards
  Insurance          2,000      05/03        -          23,500         11.75
Sally Beauty Supply  1,600      04/03        -          17,600         11.00
Cuts, Curls & Color  1,200      05/02        -          15,108         12.59
Dr. Baldridge        1,120      07/03     2/5 yr.       14,112         12.60
Postal Zone          1,197      01/01     2/3 yr.       11,970         10.00
Concire Centers      1,009      04/01        -          11,604         11.50
Nabers Jewelers      1,000      04/00        -          12,600         12.60
Bingham Realty         578      04/01        -           5,780         10.00



                                                              Average     Percent of    Percent of
                                                              Base Rent      Total      Annual Base
                                     Annual Base    Total     Per Square  Building GLA     Rent
                        Approx. GLA   Rent of       Annual    Foot Under  Represented   Represented
  Year       Number of  of Expiring  Expiring       Base      Expiring    by Expiring   By Expiring
 Ending       Leases      Leases     Leases        Rent (1)   Leases        Leases       Leases
December 31,  Expiring  (Sq. Ft.)       ($)          ($)         ($)          (%)          (%)
-----------  ---------  ----------- -----------  -----------  ----------  ------------- -----------

   1999           -          -           -         587,406         -           -             -

   2000           2         4,320      45,601      562,608       10.56        5.77          7.76

   2001           3         2,784      29,354      519,345       10.54        3.72          5.22

   2002           2         3,230      37,122      492,733       11.49        4.32          7.15

   2003           4         7,520      81,812      424,159       10.88       10.05         16.60

   2004           1         9,040      72,320      327,326        8.00       12.08         17.05

   2005           -          -           -         321,299         -           -             -

   2006           -          -           -         321,299         -           -             -

   2007           -          -           -         321,299         -           -             -

   2008           -          -           -         321,299         -           -             -


(1) We made no assumptions regarding the re-leasing of expired leases.  It is the opinion of our management that the space will be re-leased at market rates at the time of re-leasing.




We received a letter appraisal prepared by an independent appraiser who is a member in good standing of the American Institute of Real Estate Appraisers. The appraisal reported a fair market value for Merchants Square, as of December 10, 1998, of $5,800,000. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.

Lake Walden Square, Plant City, Florida

On May 3, 1999, we purchased Lake Walden Square by acquiring the interests of the Lake Walden Affiliated Partners in the Lake Walden Property Partnership. This shopping center is located at the northwest and southwest corners of Alexander Road and State Route 39 in Plant City, Florida. We purchased Lake Walden Square for $14,538,984, which represents the total Affiliates' Acquisition Cost as of May 3, 1999. In addition, we paid transfer fees of $10,500 to the first mortgage lender. This price represents approximately $56.76 per square foot of leasable space.

Lake Walden Square, built in 1992, is comprised of two one-story multi-tenant retail facilities. Lake Walden Square contains 256,155 leasable square feet. As of May 3, 1999, Lake Walden Square was 93% leased. In evaluating Lake Walden Square as a potential acquisition, we considered a variety of factors including location, demographics, tenant mix, price per square foot, occupancy and the fact that overall rental rates are comparable to market rates. We believe that Lake Walden Square is located within a vibrant economic area. Initially, we had planned on purchasing the Merchants Square Shopping Center, described in our Prospectus, as our first acquisition. However, due to restrictions of the first mortgage lender on the Lake Walden property, we had to purchase Lake Walden Square prior to May 4, 1999.

We do not anticipate making any significant repairs and improvements to Lake Walden Square over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Kash N' Karry, a supermarket, KMart, a discount department store and Carmike Cinemas, a movie theatre, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

                                           Base Rent
                                           Per Square
                                           Foot Per
                    Approx.    % of Total    Annum           Lease Term
  Lessee          GLA Leased      GLA         ($)       Beginning       To
-----------       ----------- ----------- ------------ ------------ ---------

Kash N' Karry        46,300       18          6.75       Currently   03/31/12
  Options (1)                                 6.75       04/01/12    03/31/42

KMart                91,266       36          4.20       Currently   03/31/17
  Options (2)                                 4.20       04/01/17    05/31/67

Carmike Cinemas      25,899       10          8.31       Currently   03/31/07
    Option 1                                  9.31       04/01/07    03/31/12
    Option 2                                  9.81       04/01/12    03/31/17
    Option 3                                 10.31       04/01/17    03/31/22

    (1) There are six successive five-year renewal options at the same base rent per square foot per annum.
    (2) There are ten successive five-year renewal options at the same base rent per square foot per annum.

For federal income tax purposes, our depreciable basis in Lake Walden Square will be approximately $11,203,000. When we calculate depreciation expense, for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 15 years, respectively.

On May 3, 1999, a total of 237,070 square feet was leased to 29 tenants at Lake Walden Square. The following tables set forth certain information with respect to our leases with these 29 tenants as of May 3, 1999:


                    Approx.                            Current       Rent per
                      GLA       Lease     Renewal    Annual Rent    Square Foot
  Lessee            Leased      Ends      Option         ($)            ($)
  ------          ----------    -----     ------     -----------    -----------
Kash N' Karry       46,300      03/12     6/5 yr.      312,525          6.75
KMart               91,266      03/17    10/5 yr.      383,317          4.20
Carmike Cinemas     25,899      03/07     3/5 yr.      215,220          8.31
Bookland             4,050      09/00        -          25,000          6.17
Amscot Insurance     1,400      06/01     1/5 yr.       14,000         10.00
Best Brands Plus     3,084      06/01        -          33,369         10.82
Mailboxes, Etc.      1,120      07/02     1/5 yr.       15,680         14.00
Crescent Jewelers    1,300      08/01     1/5 yr.       14,300         11.00
Queen Nails          1,300      12/99        -          14,066         10.82
Sally Beauty Supply  1,600      02/03        -          16,800         10.50
GTE Phone Mart       2,400      12/00     1/3 yr.       24,600         10.25
Simply Fashions      2,800      05/00        -          24,059          8.59
The Associates       1,600      07/03     1/5 yr.       14,400          9.00
Fantastic Sams       1,200      02/00     1/5 yr.       15,276         12.73
Aamco Transmissions  4,800      01/03     2/5 yr.       34,800          7.25
Domino's Pizza       1,295      03/02     2/5 yr.       11,007          8.50
Spec's Music and
  Movies             6,000      02/02     1/5 yr.       72,000         12.00
Dr. Longabach        1,600      09/00     1/3 yr.       16,800         10.50
Hao-Hao Chinese
Restaurant           3,120      06/01        -          40,560         13.00
U.S. Army            1,600      07/01        -          12,000          7.50
Sam's Mens Shop      2,950      12/03        -          19,175          6.50
Tampa Tribune        6,277      02/03     2/3 yr.       31,385          5.00
Cici's Pizza         3,605      07/08     1/5 yr.       39,294         10.90
Dollar Tree          6,800      06/03     2/5 yr.       38,091          5.60
Home Choice          4,000      05/03     1/5 yr.       32,000          8.00
Advance America      1,600      11/01     1/3 yr.       16,000         10.00
Woody's Bar-B-Que    3,804      06/02     2/5 yr.       76,742         20.17
Boston Market        3,000      08/04     3/5 yr.       48,000         16.00
Checkers             1,300      07/22        -          42,986         33.07
Vacant              19,085

                                                                Average    Percent of   Percent of
                                                               Base Rent     Total      Annual Base
                          Approx.      Base         Total      Per Square   Building     GLA Rent
                           GLA        Rent of       Annual     Foot Under  Represented  Represented
  Year       Number of  of Expiring   Expiring       Base      Expiring    by Expiring  by Expiring
 Ending       Leases      Leases      Leases       Rent (1)     Leases       Leases       Leases
December 31, Expiring   (Sq. Ft.)       ($)          ($)          ($)         ($)           ($)
-----------  ---------  ----------- -----------  -----------  ----------  ------------- -----------

   1999          1          1,300      14,066     1,653,453      10.82          .55           .85

   2000          4         12,050     105,735     1,615,661       8.77         5.08          6.39

   2001          7         12,104     135,047     1,502,314      11.16         5.11          8.36

   2002          4         12,219     179,388     1,323,883      14.68         5.15         11.94

   2003          7         28,027     198,802     1,146,316       7.09        11.82         15.02

   2004          1          3,000      57,005     1,056,248      19.00         1.27          4.97

   2005          -           -           -        1,018,599        -            -             -

   2006          -           -           -        1,020,139        -            -             -

   2007          1         25,899     228,170       850,598       8.81        10.92         22.37

   2008          1          3,605      43,260       777,164      12.00         1.52          5.09

(1) No assumptions were made regarding the releasing of expired leases.  It is the opinion of our management that the space will be released at market rates, at the time of releasing.




We received an appraisal prepared by an independent appraiser who is a member in good standing of the American Institute of Real Estate Appraisers which reported a fair market value for Lake Walden Square, as of January 15, 1999, of $14,923,000. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.

Potential Property Acquisitions

We are currently considering a potential property acquisition. This property has recently been acquired by affiliates of our Sponsor, with the intention to keep this property available for acquisition by us until we receive sufficient net proceeds from this Offering to be able to acquire it. If we purchase this property from the affiliates, we will pay the affiliates an amount equal to their acquisition cost. Our decision to acquire this property will generally depend upon:

     *  our receipt of an acceptable appraisal and environmental report;

     * no material adverse change occurring in the property, the tenants or in the local economic conditions; and

     * our receipt of sufficient net proceeds from this Offering to make such acquisition.

Other properties may be identified in the future that we acquire before or instead of this property. We cannot guarantee that we will complete this proposed acquisition. A short description of the property being considered follows:

Casselberry Commons Shopping Center, Casselberry, Florida

Casselberry Commons Shopping Center was constructed in 1973 and fully renovated in 1998. It is a single-story retail center containing 227,664 leasable square
feet.  The center has 39 tenant spaces.   Tenants occupying more than 10,000
square feet each include Publix, Ross Dress for Less, Dockside Imports, Service Merchandise Select, Beall's Outlet and Mae's Fabrics. National tenants include Fashion Bug, Blockbuster Video, LensCrafters, Shoe World, Radio Shack, Sally Beauty Supply, Dollar Tree, HCA Pharmacy and Burger King. The identified tenants account for approximately 80% of the property's total leasable square footage.

As of the date of this Supplement, the acquisition cost of this property to the affiliate is approximately $17,683,000. This amount may increase by additional costs incurred by the affiliate which have not yet been finally determined. We expect these additional costs to be immaterial.

                      Prior Performance of Our Affiliates

Prior Investment Programs

     During the 10-year period ending June 30, 1999, TIGI Affiliated Companies have sponsored one REIT, six public real estate equity programs, one private real estate equity program, and nine private placement mortgage and note programs, which have in the aggregate raised in excess of $709,300,000 from approximately 33,796 investors. During that 10-year period, those public real estate equity programs raised $145,075,520 from 13,880 investors; the private real estate equity program raised $2,275,000 from 85 investors; the private placement mortgage and note programs raised $22,641,000 from 545 investors; and IREC, a REIT sponsored by IREIC (one of the TIGI Affiliated Companies), has raised $539,331,413 from approximately 19,286 investors. IREC has investment objectives and policies similar to us and has invested principally in Neighborhood Centers, except however, IREC invests principally in a geographical area (a radius of 400 miles from Oak Brook, Illinois) different than most of our Primary Geographical Area of Investment. See "-
-Publicly Registered Real Estate Investment Trust--Inland Real Estate Corporation" below in this Section. Our investment objectives and policies are similar to those of several of the prior investment programs sponsored by TIGI Affiliated Companies which have owned and operated retail properties. However, the vast majority of the other investment programs sponsored by TIGI Affiliated Companies were dissimilar from ours in that the programs owned apartment properties, pre-development land and whole or partial interests in mortgage loans.

     The information in this Section and in the Prior Performance Tables included in this Supplement as Appendix A shows relevant summary information concerning real estate programs sponsored by the TIGI Affiliated Companies, the purpose of which is to provide information on the prior performance of these programs so that potential investors may evaluate the experience of the TIGI Affiliated Companies in sponsoring such programs. The following discussion is intended to briefly summarize the objectives and performance of the prior programs and to disclose any material adverse business developments sustained by them.

Summary Information

     The table below provides certain summarized information concerning prior programs sponsored by TIGI Affiliated Companies for the 10-year period ending June 30, 1999, and is qualified in its entirety by reference to the foregoing introductory discussion and the detailed information appearing in the Prior Performance Tables in Appendix A of this Supplement. Investors should not construe inclusion of the succeeding tables, which cover the 10-year period ending June 30, 1999, as implying in any manner that we will have results comparable to those reflected in the tables; because the yield and cash available and other factors could be substantially different for our Properties. Investors should note that by acquiring our Shares, they will not be acquiring any interests in any prior programs.

                                                                        PRIOR PUBLIC      PRIOR PRIVATE
                                                          PRIOR          REAL ESTATE   REAL ESTATE EQUITY
                                                           REIT            EQUITY      AND MORTGAGE AND NOTE
                                                         PROGRAM          PROGRAMS           PROGRAMS
                                                      --------------  ---------------  ---------------------
Number of programs sponsored.........................             1                6                 10
Aggregate amount raised from investors............... $ 539,331,413    $ 145,075,520      $  24,916,000
Approximate aggregate number of investors............        19,286           13,880                630
Number of properties purchased.......................           100               77                  7
Aggregate cost of properties (1)..................... $ 757,547,479    $ 119,292,939      $   1,951,930
Number of mortgages/notes............................             0                7                517
Principal amount of mortgages/notes..................             0    $   2,302,064      $  22,584,000
Percentage of properties (based on cost) that were:
  Commercial--
    Retail...........................................         83.3%             1.9%               0.0%
    Single-user retail net-lease.....................         16.7%             7.1%               0.0%
    Nursing homes....................................          0.0%             6.3%               0.0%
    Offices..........................................          0.0%             0.0%               0.0%
    Industrial.......................................          0.0%             0.0%               0.0%
    Health clubs.....................................          0.0%             3.8%               0.0%
    Mini-storage.....................................          0.0%             0.0%               0.0%
      Total commercial...............................        100.0%            19.1%               0.0%
  Multi-family residential...........................          0.0%             3.4%               0.0%
  Land...............................................          0.0%            77.5%             100.0%

Percentage of properties (based on cost) that were:
  Newly constructed (within a year of acquisition)...          14.4%             0.0%              0.0%
  Existing...........................................          85.6%           100.0%              0.0%
  Construction.......................................           0.0%             0.0%              0.0%
Number of properties sold............................              0               15                 5
                                                                                31.7%(2)
Number of properties exchanged.......................              0                0                 0
Number of mortgages/notes repaid.....................              0                5               199

(1) Includes purchase price and acquisition fees and expenses.

(2) Based on costs of the properties sold and costs capitalized subsequent to acquisition at June 30, 1999, not including portions of land parcels.


     Of the programs included in the above table, the REIT and two of the six real estate equity programs have investment objectives similar to ours. Those programs represent approximately 80% of the aggregate amount raised from investors, approximately 64% of the aggregate number of investors, approximately 58% of the properties purchased, and approximately 89% of the aggregate cost of the properties.

     During the three years prior to December 31, 1998, IREC purchased 79 commercial properties. Upon written request, any potential investor may obtain, without charge, a copy of Table VI filed with the SEC in Part II of our Registration Statement of which this Supplement is a part, which provides more detailed information concerning these acquisitions. See "Additional Information."

Publicly Registered Real Estate Investment Trust

     Inland Real Estate Corporation ("IREC")--On October 14, 1994, IREC commenced an initial public offering (the "Initial Offering") of 5,000,000 shares of common stock at $10 per share. As of July 24, 1996, IREC had received subscriptions for a total of 5,000,000 shares, thereby completing the Initial Offering. On July 24, 1996, IREC commenced an offering of an additional 10,000,000 shares of common stock (the "Second Offering") at $10 per share. As of July 10, 1997, IREC had received subscriptions for a total of 10,000,000 shares, thereby completing the Second Offering. On July 14, 1997, IREC commenced an offering of an additional 20,000,000 shares of common stock (the "Third Offering") at $10 per share. As of March 19, 1998, IREC had received subscriptions for a total of 20,000,000 shares, thereby completing the Third Offering. On April 7, 1998, IREC commenced an offering of an additional 25,000,000 shares (the "Fourth Offering") at $11 per share. As of December 31, 1998, the Fourth Offering was terminated and IREC had received subscriptions for a total of 16,642,397 shares from the Fourth Offering. In addition, as of June 30, 1999, IREC had issued 2,797,862 shares of common stock through its Distribution Reinvestment Program. As of June 30, 1999, IREC had repurchased 317,535 shares of common stock through its Share Repurchase Program. As a result, IREC's gross offering proceeds totaled approximately $562,429,000 for all of such offerings, net of shares repurchased through its Share Repurchase Program, as of June 30, 1999. IREC's objective is to purchase Neighborhood Centers and Community Centers located within an approximate 400-mile radius of its headquarters in Oak Brook, Illinois, to provide, at a minimum, cash distributions on a quarterly basis and to provide a hedge against inflation through capital appreciation. IREC may also acquire single-user retail properties throughout the United States. It is IREC's intention, whenever possible, to acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price of each property in cash or shares of IREC's stock, although, IREC does, in certain instances, utilize borrowings to acquire properties. As of June 30, 1999, the properties owned by IREC were generating sufficient cash flow to cover operating expenses plus pay a monthly cash distribution of $0.89 per share.

     IREC has placed financing totaling approximately $343,000,000 on 86 of its 98 properties as of June 30, 1999. IREC's 98 properties, a total investment of approximately $757,547,000 at June 30, 1999, were purchased with proceeds received from the above described offerings of shares of its common stock and financings. Through June 30, 1999, cash distributions have totaled $76,977,822, all of which were from operating cash flow. In the opinion of IREIC, IREC is substantially meeting its investment objective for cash flow.

Publicly Registered Limited Partnerships

     Inland Monthly Income Fund II, L.P. ("Monthly Income Fund II")--The offering period for Monthly Income Fund II began August 4, 1988 and ended August 4, 1990. The objectives were to invest in improved residential, retail, industrial and other income-producing properties on an all-cash basis to provide monthly cash distributions of at least 8% per annum through the first five years of the partnership and to provide a hedge against inflation through capital appreciation.

     Monthly Income Fund II raised $25,323,569 from more than 2,100 investors and purchased five properties, a net-leased Wholesale Club retail property in Indiana, a net-leased health club in Ohio, a net-leased nursing center in Illinois, a net-leased retail store in Arizona and the Euro-Fresh Market Plaza (formerly Eagle Plaza), a Neighborhood Center in Illinois, for a total acquisition cost of $21,224,542. Through June 30, 1999, cash distributions have been maintained at or above an 8% level and on an accrual basis have totaled $465.86 per $500 unit or $22,109,662, including $17,714,097 from operations and an additional $4,395,565 which constitutes the net proceeds from the sale of the Wholesale Club.

     In January 1991, Monthly Income Fund II sold its Wholesale Club property in Indiana for $4,400,000. Net sales proceeds of $4,395,565 were distributed to investors in February 1991. The property was purchased by Monthly Income Fund II in December 1988 for $3,427,278, which included acquisition fees of $275,013 and acquisition costs of $9,265. The gain on sale for financial reporting purposes was $847,467, which is net of selling expenses and commissions.

     In the opinion of IREIC, the partnership is meeting its investment objective to provide a minimum 8% cash distribution and has, through an early and profitable sale of the Wholesale Club, achieved capital appreciation on 16% of the partnership's investment in properties.

     Inland Real Estate Growth Fund II, L.P. ("Growth Fund II")--The offering period for Growth Fund II began September 21, 1987 and ended September 21, 1989. The objectives were to invest in improved residential, retail, industrial and other income-producing properties on a moderately leveraged basis for capital appreciation through increases in property values, tax-sheltered quarterly cash distributions and the build-up of equity through reduction of mortgage indebtedness.

     Growth Fund II raised $4,038,250 from 336 investors and purchased two properties, a multi-family residential property in Illinois and a health club in Ohio. These properties were purchased for a total acquisition cost of $5,615,826. The health club is currently approximately 60% financed with 40% equity. Cash distributions to limited partners through June 30, 1999 totaled $1,171.71 per $1,000 unit or $4,654,412, including $983,641 from operations and $3,670,771 as a return of capital from the sale of the multi-family residential property in Illinois as 18 individual six-unit apartment buildings. All 18 of the six-unit buildings were sold to third-party buyers on an installment basis for from $245,334 to $250,000 per building or a total of $4,261,895 (net of selling expenses). Growth Fund II's cost basis in the buildings was $4,112,195. The partnership extended financing to buyers to allow buyers to make monthly interest payments to Growth Fund II for a period of not more than seven to ten years, at which time the balance of the purchase price would be due. However, as of December 31, 1995, 13 of the installment sale loans had been prepaid in full and five had been substantially pre-paid. In addition, since 1994 the limited partners have continued to receive double digit returns on their remaining invested capital. The remaining $80,000 owed on these loans, which were secured by second mortgages, was paid in full on June 5, 1998. In the opinion of IREIC, the sale of the multi-family property as individual six-unit apartment buildings has resulted in modest capital appreciation within a short holding period. IREIC is evaluating strategies to sell the partnership's remaining asset (the health club in Ohio) and bring the partnership to a profitable conclusion.

     Inland Land Appreciation Fund, L.P. ("Land Fund I")--The offering period for Land Fund I began October 12, 1988 and ended October 6, 1989. The objectives were to invest in pre-development land on an all-cash basis and realize appreciation of such land upon resale. Land Fund I raised $30,001,000 from 3,425 investors and purchased 25 land parcels, all in suburban counties surrounding Chicago, Illinois, for an aggregate purchase price of $25,187,069. As of June 30, 1999, Land Fund I has had multiple sales transactions involving all or portions of 17 parcels which generated $20,042,063 in net sales proceeds, including notes receivable of $7,202,935. Land Fund I's cost basis in the land parcels sold was $14,928,847 resulting in a gain, net of selling expenses and commissions, of $5,113,216 for financial reporting purposes. In the opinion of IREIC, the partnership is currently meeting its investment objectives and has, through completed sales transactions, realized significant capital appreciation on the assets sold. Cash distributions to limited partners through June 30, 1999 totaled $9,422,838, all from the sale of land parcels.

     Inland Land Appreciation Fund II, L.P. ("Land Fund II")--The offering period for Land Fund II began October 25, 1989 and ended October 24, 1991. The objectives were to invest in pre-development land on an all-cash basis and realize appreciation of such land upon resale.

     Land Fund II raised $50,476,170 from 5,055 investors and purchased, with the net proceeds available for investment, 27 land parcels and two buildings, all in suburban counties surrounding Chicago, Illinois, for an aggregate purchase price of $41,314,301. As of June 30, 1999, Land Fund II has had multiple sales transactions involving all or portions of 11 parcels which generated $20,481,400 in net sales proceeds, including notes receivable of $2,750,000. Land Fund II's cost basis in the land parcels sold was $12,973,143 resulting in a gain, net of selling expenses and commissions, of $7,508,257 for financial reporting purposes. In the opinion of IREIC, the partnership is currently meeting its investment objectives and has, through completed sales transactions, realized significant capital appreciation on the assets sold. Cash distributions to limited partners through June 30, 1999 totaled $11,836,753, including $11,115,753 from sales and $721,000 from operations.

     Inland Capital Fund, L.P. ("Land Fund III")--The offering period for Land Fund III began December 13, 1991 and ended August 23, 1993. The objectives were to invest in pre-development land on an all-cash basis and realize appreciation of such land upon resale.

     Land Fund III raised $32,399,282 from 2,683 investors and purchased, with the net proceeds available for investment, 18 land parcels, one of which included a house and several outbuildings, for an aggregate purchase price of $25,945,989. As of June 30, 1999, Land Fund III has had multiple sales transactions involving the house and portions of 8 parcels which generated $9,534,612 in net sales proceeds, including notes receivable of $1,083,366. Land Fund III's cost basis in the land parcels sold was $5,775,086 resulting in a gain, net of selling expenses and commissions, of $3,759,526 for financial reporting purposes. In the opinion of IREIC, the partnership is currently meeting its investment objectives and has, through completed sales transactions, realized significant capital appreciation on the assets sold. Cash distributions to limited partners through June 30, 1999 totaled $5,864,621, all from the sale of land parcels.

     Inland Mortgage Investors Fund III ("Mortgage Fund III")--The offering period for Mortgage Fund III began January 9, 1989 and ended January 9, 1991. The objectives were to make or acquire loans secured by mortgages on improved income-producing properties, to provide investors with quarterly cash distributions of at least 8% per annum for the first five years of the partnership and to maximize cash distributions over the life of the partnership by participating in capital appreciation and increased cash flows of properties securing the partnership's loans.

     Mortgage Fund III raised $2,837,249 from 281 investors and originally funded seven mortgages totaling $2,302,064 between October 1990 and June 1992. On December 30, 1998, the partnership terminated. Cash distributions to limited partners through December 30, 1998 totaled $3,601,917, including $874,292 from operations, $306,874 in supplemental capital contributions from the general partner in order to meet the 8% per annum distribution requirement and $2,420,751 as a return of capital from the repayment of mortgage loans receivable and prepayment penalties.

Private Partnerships

     Since inception and through June 30, 1999 (including the programs described below under "--Private Placement Real Estate Equity Program," and "-- Private Placement Mortgage and Note Programs," in this Section), Affiliates of Inland have sponsored 514 private placement limited partnerships which have raised more than $524,201,000 from approximately 17,000 investors and invested in properties for an aggregate price of more than $1 billion in cash and notes. Of the 522 properties purchased, 93% have been in Illinois. Approximately 90% of the funds were invested in apartment buildings, 6% in shopping centers, 2% in office buildings and 2% in other properties. Including sales to Affiliates, 305 partnerships have sold their original property investments. Officers and employees of IREIC and its Affiliates invested more than $17,000,000 in these private placement limited partnerships.

     From 1990 and through June 30, 1999, investors in Inland's private partnerships have received total distributions in excess of $200,759,000, consisting of cash flow from partnership operations, interest earnings, sales and refinancing proceeds and cash received during the course of property exchanges. Following a proposal by the former corporate general partner, which was an Affiliate of TIGI, investors in 301 private partnerships voted in 1990 to make IREIC the corporate general partner for those partnerships.

     Beginning in December 1993 and continuing into the first quarter of 1994, investors in 101 private limited partnerships for which IREIC is the general partner received letters from IREIC informing them of the possible opportunity to sell the 66 apartment properties owned by those partnerships to a to-be-formed REIT (the "Apartment REIT") in which Affiliates of IREIC would receive stock and cash and the limited partners would receive cash. In connection therewith, the underwriters for the Apartment REIT subsequently advised IREIC to sell to a third party its management and general partner's interests in those remaining limited partnerships not selling their apartment properties to the Apartment REIT (approximately 30% of the Inland-sponsored limited partnerships owning apartment buildings). The prospective third-party buyers of IREIC's interests in the remaining partnerships, however, would make no assurance to support those partnerships financially. As a result, in a March 1994 letter from IREIC, investors were informed of IREIC's decision not to go forward with the formation of the Apartment REIT. Following this decision, two investors filed a complaint in April 1994 in the Circuit Court of Cook County, Illinois, Chancery Division, purportedly on behalf of a class of other unnamed investors, alleging that IREIC had breached its fiduciary responsibility to those investors whose partnerships would have sold apartment properties to the Apartment REIT. The complaint sought an accounting of information regarding the Apartment REIT matter, an unspecified amount of damages and the removal of IREIC as general partner of the partnerships that would have participated in the sale of properties to the Apartment REIT. In August 1994, the court granted IREIC's motion to dismiss, finding that plaintiffs lacked standing to bring this case individually. Plaintiffs were granted leave to file an amended complaint. Thereafter, in August 1994, six investors filed an amended complaint, purportedly on behalf of a class of other investors, and derivatively on behalf of six limited partnerships of which IREIC is the general partner. The derivative counts sought damages from IREIC for alleged breach of fiduciary duty and breach of contract, and assert a right to an accounting. IREIC filed a motion to dismiss in response to the amended complaint. The suit was dismissed in March 1995 with prejudice. The plaintiffs filed an appeal in April 1996. After the parties briefed the issue, arguments were heard by the Appellate Court in February 1997. In September 1997, the Appellate Court affirmed the trial court decision in favor of IREIC.

Private Placement Real Estate Equity Program

     Wisconsin Capital Land Fund, L.P., an Illinois limited partnership ("Wisconsin Land Fund"), was formed in October 1992. The objectives were to invest in pre-development land in the Madison, Wisconsin area on an all-cash basis and realize appreciation of such land upon resale. The offering period for units in this privately offered partnership began in October 1992 and ended on June 14, 1993 with the maximum amount, $2,275,000, raised. Seven parcels of land in the Madison, Wisconsin, area were purchased with the proceeds of the offering.

     Parcel 5, which consists of 63 improved lots in the Village of Mount Horeb, Wisconsin, has had 40 lot sales since 1995 for total gross sales proceeds of $1,569,700. Twenty-three remaining lots continue to be marketed for sale. On October 1, 1997, Parcel 6, located in Windsor, Wisconsin, was sold for $566,597, which amount was 191% of the original parcel capital. Investors received a $375,000 distribution from this sale.

     On March 19, 1998, parcels 3 and 7 were sold for a total of $2,150,000, of which $1,900,000 was returned in cash to investors. On January 5, 1999, Parcels #1 and #4 were sold for $1,325,000 and investors received a $1,137,500 cash distribution. To date, investors have received $1,500 for every $1,000 invested.

     As of June 30, 1999, the partnership's remaining assets consist of parcel 1 and the 23 remaining lots in parcel 5.

     Intervest Midwest Real Estate Corporation, of which Barry L. Lazarus (our President, Chief Operating Officer, Treasurer, Chief Financial Officer and an Affiliated Director) is President, currently provides property zoning, development and disposition services to this partnership. See "Management- -Directors and Executive Officers of the Company."

Private Placement Mortgage And Note Programs

     During 1992 and in 1993, IREIC or its Affiliates sponsored nine private placement securities offerings, including seven mortgage and note programs, which are described below.

     Triple Security Fund, L.P., an Illinois limited partnership, was formed in May 1992. The principal investment objectives of the partnership were to invest in participations in third-party mortgage loans owned by an Affiliate of IREIC and thereby return investors' capital within five years, and to provide a 10% annual return on invested capital during the life of the partnership. The return of capital and the 10% annual return were guaranteed by IREIC. The offering period for interests in this privately offered partnership began in May 1992 and ended in June 1992 with the maximum amount of $3,000,000 raised. All of the offering proceeds were used to invest in participations in 14 wraparound mortgage loans and first mortgage loans, secured by condominium, multi-family residential and commercial properties located in the Chicago metropolitan area. Limited partners received their first monthly cash distribution in July 1992. Cash distributions to limited partners through September 30, 1996 totaled $4,294,216, including $1,226,419 from operations, subsidy income of $67,797 from IREIC, pursuant to the guarantee for that program, and $3,000,000 was a return of capital resulting from a payoff by the Affiliate. This partnership was completed in 1996.

     10% Income Fund, L.P., an Illinois limited partnership offering investments in promissory notes, was formed in May 1992. The offering period for the purchase of notes began in May 1992 and ended in June 1992 with the maximum amount of $2,000,000 raised. Notes with a term of five years and providing a 10% annual return for the first four years and 10.5% in the fifth year were issued by the partnership. The return of capital to noteholders and the specified annual returns were guaranteed by IREIC. 10% Income Fund, L.P. invested in loans made to an Affiliate of IREIC, which were secured by collateral assignments of third-party mortgage loans owned by the Affiliate. Noteholders received their first monthly interest distribution in July 1992. Cash distributions to noteholders through November 30, 1996 totaled $2,878,335, of which $861,051 was interest earnings, $17,284 was from working capital reserves, and $2,000,000 was a return of capital resulting from a payoff by the Affiliate. This partnership was completed in 1996.

     9% Income Junior Mortgage Fund, L.P., an Illinois limited partnership, was formed in July 1992. The principal investment objectives of the partnership were to invest in third-party junior mortgage loans owned by an Affiliate of Inland and thereby return investors' capital within six years, and to provide a 9% annual return on invested capital during the life of the partnership. The return of capital and the 9% annual return were guaranteed by IREIC. The offering period for interests in this privately offered partnership began in July 1992 and ended in September 1992 with the maximum amount of $1,000,000 raised. All of the offering proceeds were used to invest in third-party junior mortgage loans owned by the Affiliate, secured by condominium, multi-family residential and commercial properties located in the Chicago metropolitan area. Limited partners received their first monthly cash distribution in September 1992. Cash distributions through October 30, 1998 totaled $1,512,765.31 of which $512,765.31 was interest earnings and $1,000,000 was a return of capital. This partnership was completed in October of 1998.

     Inland Employee Appreciation Fund, L.P., an Illinois limited partnership offering investments in promissory notes, was formed in December 1992. The offering period for the purchase of Notes began in December 1992 and ended in February 1993 with the maximum amount of $400,000 raised. Notes were offered only to Illinois residents who were employees of IREIC and its Affiliates. Notes with a term of four years and providing 10% annual interest were issued by the partnership. The return of capital to noteholders and the specified annual return was guaranteed by IREIC. Inland Employee Appreciation Fund, L.P. invested in a loan made to an Affiliate of IREIC, which was secured by collateral assignments of third-party investor loans owned by the Affiliate. Noteholders received their first monthly interest distribution in March 1993. Cash distributions through May 31, 1996 totaled $502,198, of which $99,769 was interest earnings and $2,429 was subsidy income from IREIC, pursuant to the guarantee for that program. The balance of $400,000 was a return of capital. This partnership was completed in 1996.

     9% Monthly Cash Fund, L.P., an Illinois limited partnership offering investments in promissory notes to accredited investors, was sponsored by IREIC in February 1993. The offering period for this program began February 1, 1993 and ended on May 17, 1993, when the maximum amount of $4,000,000 was raised. Notes maturing August 1, 1999 and providing a 9% annual return were issued by the partnership. 9% Monthly Cash Fund, L.P. invested in loans made to an Affiliate of IREIC secured by collateral assignments of third party mortgage loans owned by the Affiliate. The return of capital to noteholders and the 9% annual return are guaranteed by IREIC. Cash distributions through June 30, 1999 totaled $2,230,982, all of which consisted of interest earnings.

     9% Monthly Cash Fund II, L.P., an Illinois limited partnership offering investments in promissory notes to accredited investors, with investment objectives identical to those of 9% Monthly Cash Fund, L.P., was sponsored by IREIC in April 1993. The offering period for this program began April 5, 1993 and ended July 23, 1993, with the maximum amount of $4,000,000 raised. Notes maturing February 1, 2000 and providing a 9% annual return were issued by the partnership. 9% Monthly Cash Fund II, L.P. has invested in a loan made to an Affiliate of IREIC, secured by collateral assignments of third-party mortgage loans owned by the Affiliate. The return of capital to noteholders and the 9% annual return are guaranteed by IREIC. Cash distributions through June 30, 1999 totaled $2,176,093, all of which consisted of interest earnings.

     IMC Note Issue #2 1993, offering investments in promissory notes was sponsored by Inland Mortgage Corporation, an Illinois corporation and an Affiliate of IREIC ("IMC"), in July 1993. The offering period for this program began August 25, 1993 and closed on June 13, 1994 after raising $6,800,000. Notes maturing December 31, 2003, providing for interest at the rate of 8% per annum and 100% return of principal guaranteed by IREIC, were issued by IMC. Proceeds of the offering have been used to invest in a mortgage loan secured by an apartment property in Manchester, New Hampshire, owned by an Affiliate of IREIC. Investors may also receive additional interest, dependent on the future sale of the property. An initial distribution to investors of escrow interest, totaling $13,685, was made in November 1993. Cash distributions through June 30, 1999 totaled $2,972,434, of which $2,952,978 was interest earnings and $19,456 was a subsidy from IREIC pursuant to the guarantee for that program.

     Inland Condominium Financing Fund, L.P., an Illinois limited partnership offering investment in promissory notes, was sponsored by IREIC in December 1993. The offering period for this program began December 15, 1993 and closed on June 30, 1994. This partnership offered notes in the principal amount of $1,031,000 maturing July 1, 2001, with interest at the rate of 10% per annum and 100% return of principal guaranteed by IREIC. The proceeds of the offering were used to make unsecured loans to limited partnerships which are Affiliates of IREIC, for the purposes of paying expenses relating to the conversion of apartment properties owned by those partnerships to condominiums, and conducting condominium unit sales and other partnership expenses. Cash distributions began in March 1994. Distributions through November 17, 1997 totaled $1,411,617, of which $380,617 was interest earnings and $1,031,000 was a return of capital. This partnership was completed in 1997.

     Inland Junior Mortgage Fund, L.P., an Illinois limited partnership offering private placement securities, was sponsored by an Affiliate of IREIC in August 1988. The offering period for this program ended in May 1989 with $410,000 raised. All of the proceeds available for investment were used to purchase 82 second mortgages owned by Inland Mortgage Investment Corporation ("IMIC"), one of the TIGI Affiliated Companies, which were secured predominantly by condominium units located in the Chicago metropolitan area. In February 1996, 20 limited partners exercised their put option and IMIC bought their interests. Cash distributions through January 28, 1997 totaled $541,156, including $131,156 from interest earnings and $410,000 was a return of capital. All capital has been returned and the partnership was completed in 1997.

Loan Modifications and Work-Outs

     Between 1990 and December 31, 1997, 37 Inland-sponsored partnerships owning 24 properties ceased making debt service payments to unaffiliated lenders which held the underlying financing on the properties. These actions were taken with the objective of reducing or restructuring the debt to levels commensurate with the levels of performance of the operating properties. In the case of six of these partnerships, namely 14 W. Elm Limited Partnership, 1445 North State Parkway Limited Partnership, 5600 Sheridan Limited Partnership, 5630 Sheridan Limited Partnership, 6030 Sheridan Limited Partnership and Oak Brook Commons Limited Partnership, the original asset of each of these partnerships was transferred to a new partnership which was 100% owned by the old partnership. IREIC believed that the new partnerships were better positioned to accomplish a work-out with the lender. In connection with the transfers of three of these properties to the new partnerships discussed above, the lender holding the first mortgages on these properties filed a separate proceeding against the general partner and its Affiliates, claiming contractual interference and other allegations. This complaint was withdrawn as part of a final settlement reached with the lender in February 1993.

     Each of these new partnerships filed for financial reorganization in federal court. In addition, 1036 N. Dearborn Limited Partnership also filed for financial reorganization in federal court. All of these filings for reorganization were an extension of negotiations with the lenders, with the objective of reducing or restructuring the debt on the properties owned by the partnerships. In the case of the filing for reorganization by each of the new partnerships owned by 1445 North State Parkway Limited Partnership, 5600 Sheridan Limited Partnership and 5630 Sheridan Limited Partnership, the reorganization proceedings were dismissed after each lender approved a tax-deferred exchange transaction between the new partnership and an unaffiliated third party. The general partner of the 1036 North Dearborn Limited Partnership was able to purchase the debt encumbering that property at a discount from the lender and the filing for reorganization of that partnership was dismissed. The 1036 North Dearborn property was subsequently refinanced with a third-party lender and then sold to a third party.

     The new partnerships owned by the 14 W. Elm, 6030 Sheridan and Oak Brook Commons Limited Partnerships participated with the general partner and its affiliates and with 16 other affiliated limited partnerships, all of whose properties were subject to first-mortgage loans from the same third-party lender, in a settlement agreement with that lender. Under the terms of the settlement agreement, the 16 other affiliated limited partnerships (none of which were in default on their mortgage loans) provided additional security to the lender with respect to each of their loans by transferring administration of property tax escrow accounts to the lender. The transfer of the escrow accounts had no financial impact on the 16 partnerships. Five of the 16 other partnerships also obtained favorable loan modifications from the lender.

     In the case of the new partnership owned by the 14 W. Elm Limited Partnership, the lender cooperated in a tax-deferred exchange of the partnership's real estate asset. That partnership assigned its interest in its property, subject to the existing indebtedness, to an unaffiliated third party in exchange for an assignment of the unaffiliated third party's interest in another property, subject to indebtedness in a principal amount similar to that on the 14 W. Elm property. This transaction was accomplished with the objective of avoiding the creation of any current income tax liability to the partnership or its limited partners. As a result of this tax-deferred exchange, the 14 W. Elm Limited Partnership owns a net-lease commercial property secured by a long-term lease with a creditworthy tenant. The debt service on the indebtedness used to acquire the exchange property is in the form of fully amortizing payments over the term of the store lease, with the net-lease payments received from the tenant equal to the required debt service payments. The possibility of cash flow distributions to the limited partners is, therefore, precluded. However, the expectation exists for equity accumulation through the amortization of the loan and, therefore, a distribution to the limited partners upon the disposition of the exchange property. IREIC believes that the limited partners of the 14 W. Elm Limited Partnership are in a better position to realize a return of their capital investment through the ultimate disposition of the exchange property.

     In the case of the new partnership owned by the Oak Brook Commons Limited Partnership, the lender acquired the property through foreclosure and the general partner has supplied the Oak Brook Commons Limited Partnership with a new property, an ownership interest in a retail store in Marshall, Minnesota, leased on a Triple-Net Lease Basis by Wal-Mart Stores, Inc.

     In the case of the new partnership owned by the 6030 Sheridan Limited Partnership, the lender agreed to permit a tax-deferred exchange of the partnership's property, similar to that completed by the 14 W. Elm Limited Partnership and subsequently the lender sold its mortgage to an unaffiliated party who then acquired the property. The new partnership acquired a replacement property similar to that acquired by the 14 W. Elm Limited Partnership, which property was then conveyed to the 6030 Sheridan Limited Partnership.

     Of the original partnerships discussed above, Mr. Daniel L. Goodwin, a Director and Chairman and President of Inland, and a Director of IREIC, served as individual general partner of all but the Oak Brook Commons Limited Partnership, in which Mr. G. Joseph Cosenza, a Director and a Vice Chairman of Inland, served as individual general partner. Prior to the filing for reorganization, and as part of the strategy thereof, Mr. Cosenza relinquished his position as individual general partner of the Oak Brook Commons Limited Partnership and Mr. Goodwin did the same for all except the 1036 N. Dearborn Limited Partnership, for which he continues to serve as individual general partner. These actions were taken upon the advice of counsel to reduce the chances of delay in the reorganization efforts. The corporate general partner of each partnership has elected to continue the business of each of the partnerships in which the individual general partner relinquished his position.

     Four of the 37 Inland-sponsored partnerships described in the first paragraph of this section owned four adjacent office buildings in Park Ridge, Illinois. These four operating partnerships were, in turn, owned by 21 other Inland-sponsored partnerships which had sold their original real estate assets and reinvested a portion of the proceeds from those sales in ownership units in the four operating partnerships. During 1991, the lenders which held the first mortgages encumbering the four office buildings acquired the deeds to the properties in lieu of foreclosure. The four operating partnerships were subsequently liquidated. The general partner of the 21 partnerships which had owned the four operating partnerships arranged for the transfer to each of the 21 partnerships of certain ownership interests in five net-lease commercial properties having long-term leases with Creditworthy Tenants. The debt service on the indebtedness used to acquire the commercial properties consists of principal and interest payments which fully amortize the indebtedness over the term of the store leases, with the net-lease payments received from the tenants equal to the required debt service payments. The possibility of cash flow distributions to the limited partners in the 21 partnerships is, therefore, precluded. However, the expectation exists for equity accumulation through the amortization of the loan and, therefore, a future distribution to the limited partners upon the disposition of the commercial properties. The 21 partnerships experienced minimal adverse tax consequences from the liquidation of the four operating partnerships and their receipt of the ownership interests in the commercial properties. IREIC believes that the limited partners of the 21 partnerships are now positioned to realize a return of their capital investment through the ultimate disposition of the commercial properties.

     In the case of the 900 DeWitt and the Hoffman Ridge Limited Partnerships, two of the 37 limited partnerships mentioned in the first paragraph of this section, tax-deferred exchanges of the partnerships' properties were accomplished, in the same manner as described above. The partnerships acquired net-lease commercial properties. Subsequent to the exchanges, the 900 DeWitt and Hoffman Ridge properties were acquired by the first-mortgage lenders whose loans were secured by those properties.

     In the case of the Park Colony Limited Partnership, one of the 37 limited partnerships mentioned in the first paragraph of this section, the partnership defaulted on a loan secured by a second mortgage against the Park Colony property. The lender which owned the second-mortgage loan purchased the position of the lender which had funded the first mortgage loan secured by the property. The lender then sold the debt, at a substantial discount, to an Affiliate of the general partner of Park Colony Limited Partnership, and all legal actions associated with the loan default were dismissed. The partnership then refinanced the debt at the lower principal amount, retiring the debt owned by the Affiliate. IREIC believes that this debt reduction is of significant benefit to the partnership, which is now better positioned to realize its investment objectives.

     In 1990, the Inland New England Limited Partnership, acting as nominee for 14 Florida limited partnerships which own the Sunset Ridge Apartments in Manchester, New Hampshire, ceased making payments on the bond financing for that property, which bonds were issued by the New Hampshire Housing Finance Authority. In August 1993, an Affiliate of the general partner for those partnerships purchased the bonds and the interests of two savings and loan associations which had acted as bond credit-enhancers, at a substantial discount. The partnerships which own the property obtained refinancing funds to pay off the bonds and the amounts due to the Affiliate under the credit-enhancement instruments for approximately the discounted price paid by the Affiliate.

     In April 1993, the West Haven Limited Partnership ceased making payments on the first mortgage loan for that partnership's property. The general partner attempted to negotiate with the lender to modify the terms of the loan to a level commensurate with the operating performance of the West Haven property, but no agreement was reached. A tax-deferred exchange was accomplished and the partnership acquired an interest in a net-lease commercial property. The West Haven property was subsequently acquired by the lender whose loan was secured by a first mortgage against the property.

     In the case of the other partnerships referred to in the first paragraph of this section, subsequent to the acquisition of net-leased commercial properties via tax-deferred exchanges, the Townsgate, Riverdale, Northwoods and Bridgeview properties were acquired by the first-mortgage lenders whose loans were secured by the properties. The Covington Associates and Westbrooke Limited Partnerships' tax-deferred exchange property, Townsgate II, was acquired by the first mortgage lender and the two partnerships acquired net-lease commercial properties via second tax-deferred exchanges. In the case of the Bensenville Industrial Limited Partnership, subsequent to the acquisition of a replacement net-lease commercial property, the Bensenville property was acquired by the first-mortgage lender whose loan was secured by the property.

     In addition to the above-described developments, the corporate general partner of the Walton Place Limited Partnership and the Barrington Lakes Limited Partnership settled litigation with the lenders for the properties which resulted in the transfer of the properties and an agreement to make cash settlements by the partnerships to the lenders. In each case, the litigation resulted after the partnership ceased making debt service payments in an effort to bring about a renegotiation of the terms of the financing. The lenders agreed to permit a tax-deferred exchange of the partnerships' respective properties.

     In January 1995, the Timberlake Limited Partnership ceased making payments on the first mortgage loan for that partnership's property. IREIC attempted to negotiate with the lender to modify the terms of the loan to a level commensurate with the operating performance of the Timberlake property, but no agreement was reached. During August 1996, IREIC initiated a tax-deferred exchange whereby the partnership acquired an interest in a net-lease commercial property prior to the Timberlake property being acquired by the lender whose loan was secured by a first mortgage against the property.

     In October 1996, two limited partnerships owning contiguous apartment buildings in south suburban Chicago ceased making payments on their respective HUD-insured first mortgage loans. The Chateaux Versailles and Marsailles Limited Partnerships, through their general partner, were attempting to negotiate with HUD, as mortgagee, to modify the terms of the loans to levels commensurate with the operating performance of the properties. As of June 30, 1999, an agreement has been reached with HUD and mortgage payments have been resumed by the partnerships.

Effects of Property Exchanges on Investors

     The Inland Organization has used a strategy of tax-deferred property exchanges to mitigate the adverse effects of 1986 tax law changes and the weakening of apartment markets in the late 1980s on Inland's tax-shelter private partnerships and investors in those partnerships. The loss of deficit-producing properties to foreclosure would otherwise have resulted in the loss of investors' capital, as well as substantial income tax liability for those investors. Through the exchange program, deficit-producing apartment properties have been disposed of, net-leased retail properties have been acquired, and most tax liability continues to be deferred. Gradually, through the amortization of debt secured by the new, net-leased properties owned by these partnerships, the partnerships and their investors are rebuilding equity which may be realized upon the future sale or refinancing of these properties. One of the primary investment objectives of these tax-shelter partnerships, the deferral of tax liability, continues to be met to a significant degree. However, no cash flow is being received by the investors in these partnerships. In addition, the tax- deferred exchanges have extended the expected term of these tax-shelter partnerships. If and when the net-leased properties are sold or refinanced, there is no assurance that investors will realize any profit or a complete return of capital. Because the duration of these partnerships has been extended, when the net-leased properties are sold or refinanced, the annual rate of appreciation realized by investors, if any, will be less than if the tax law had not been changed and apartment markets had not declined in the late 1980s.

Additional Information

     Except for re-acquisitions of previously owned properties upon default by the purchaser, the transfer of a defaulted loan, the tax-deferred property exchanges and the disputes with lenders described herein, there have been no further major adverse business developments or conditions experienced by these prior partnerships which would be material to investors in our shares.

     Upon written request, any potential investor may obtain, without charge, the most recent Annual Report on Form 10-K filed with the SEC by any public program sponsored by any of the Inland Affiliated Companies which has reported to the SEC within the last 24 months. Copies of any exhibits to such Annual Reports shall be provided, upon request, for a reasonable fee.


Summary Tables

    The following summary tables set forth certain information concerning prior programs discussed above through June 30, 1999.

    Land Fund I, Land Fund II, Land Fund III, and Wisconsin Land Fund were formulated as pure capital appreciation investments. No current return (i.e.: from rents or interest) was contemplated or available as capital was invested in non-income producing vacant land parcels. Distributions are received on an irregular basis, only as a result of a sale of the vacant land parcels. These distributions consist of both the return of the invested capital amount allocated to the purchase of the parcel or parcels sold plus the profit on the involved parcels as measured by the sale price (net of costs of the sale) minus the fully loaded purchase price (allocated capital). The method of measuring return on investment to date is on a sold parcel-by-parcel basis, as follows:



                                    -32-

                                                FULLY LOADED                                              AVERAGE ANNUAL
                                               PURCHASE PRICE                                            RETURN ON ALLOCATED
                           NET SALES             (ALLOCATED           NET PROFITS                         CAPITAL (GROSS
                             PRICES                 CAPITAL              ON           GROSS RETURN %      RETURN %/AVERAGE
                           OF PARCELS          OF PARCELS SOLD   =    PARCELS SOLD     (NET PROFIT/       NUMBER OF YEARS OF
       FUND               SOLD TO DATE   LESS      TO DATE)             TO DATE      ALLOCATED CAPITAL)    CAPITAL INVESTED)
------------------------- -------------- ----  ---------------- ---  --------------  ------------------  ---------------------
Land Fund I.............    $20,042,063           $14,928,847          $ 5,113,216          34%                  3.40%

Land Fund II............     20,481,400            12,973,143            7,508,257          58%                  6.40%

Land Fund III...........      9,534,612             5,775,086            3,759,526          65%                  9.30%

Wisconsin Land Fund.....      4,041,597             1,908,945            1,700,045          89%                 11.87%



                                                 CUMULATIVE DISTRIBUTIONS TO LIMITED PARTNERS
                                             -----------------------------------------------------------  RETURN ON
                                 CAPITAL                  =    RETURN OF      +      RETURN ON            INVESTMENT
                                 RAISED       TOTAL           INVESTMENT             INVESTMENT           PER YEAR
                              -------------  -------------    ------------           -------------        ----------
Monthly Income Fund II...... $  25,323,569   $ 22,109,662     $ 4,395,565            $ 17,714,097            8.00%

Growth Fund II..............     4,038,250      4,654,412       3,670,771                 983,641            5.11%

Mortgage Fund III...........     2,837,249      3,601,917       2,420,751               1,181,166            6.25%

Triple Security Fund, L.P...     3,000,000      4,294,216       3,000,000               1,294,216           10.00%

Employee Appreciation
  Fund, L.P.*...............       400,000        502,198         400,000                 102,198           10.00%
Inland Junior Mortgage
  Fund, L.P.*...............       410,000        541,156         410,000                 131,156            6.97%
Inland Condominium
  Financing Fund,   L.P.....     1,031,000      1,411,617       1,031,000                 380,617           10.00%
10% Income Fund, L.P........     2,000,000      2,878,335       2,000,000                 878,335           10.00%
9% Income Junior Mortgage
  Fund,   L.P.*.............     1,000,000      1,512,708       1,000,000                 512,708            9.00%
9% Monthly Cash Fund, L.P...     4,000,000      2,230,982               0               2,230,982            9.00%
9% Monthly Cash Fund II, L.P     4,000,000      2,176,093               0               2,176,093            9.00%
IMC Note Issue #2 1993......     6,800,000      2,972,434               0               2,972,434            8.00%


*   Returns of Capital prior to Final Distribution.


                                  Management

Directors and Executive Officers of the Company

Due to unexpected requirements on her time, Kelly Tucek has resigned as our Treasurer and Chief Financial Officer. Barry Lazarus, our President, Chief Operating Officer and Affiliated Director, has been elected by our Board of Directors to the additional offices of Treasurer and Chief Financial Officer.

                      Investment Objectives and Policies

Distributions

We have decided to begin paying distributions on a monthly basis.
Distributions were paid at the level of $.70 per share per annum through June 1999.

The Distribution level was increased to $.73 per share per annum, effective July 1, 1999, beginning with the distribution to be paid August 7, 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, limitations on the area in which we may acquire properties; risks associated with borrowings secured by properties; competition for tenants and customers; federal, state or local regulations; adverse changes in general economic or local conditions; competition for property acquisitions with third parties that have greater financial resources than we do; inability of lessees to meet financial obligations; uninsured losses; risks of failing to qualify as a REIT; and potential conflicts of interest between ourselves and our affiliates including the Advisor.


Liquidity and Capital Resources

We were formed on September 3, 1998 to acquire and manage a diversified portfolio of real estate, primarily multi-tenant shopping centers and had not
commenced operations as of March 31, 1999.   It is anticipated that we will
initially focus on acquiring properties in the southeastern states, primarily Florida, Georgia, North Carolina and South Carolina. We may also acquire single-user retail properties in locations throughout the United States, certain of which may be sale and leaseback transactions, net leased to creditworthy tenants. On February 11, 1999, we commenced the Offering of 50,000,000 shares at a price of $10 per Share and of 4,000,000 Shares at a price of $9.50 per Share which may be distributed pursuant to the Distribution Reinvestment Program. Inland Retail Real Estate Advisory Services, Inc. is our Advisor. As of March 31, 1999, subscriptions for a total of 97,851 Shares had been received from the public resulting in $978,514 in Gross Offering Proceeds. In addition, we received $200,000 from the Advisor for 20,000 Shares issued to the Advisor. Subscriber funds (other than the Advisor's capital contribution) will be held in an interest-bearing escrow account with an unaffiliated escrow agent until the Minimum Offering has been met and subscriptions are accepted. The Advisor has guaranteed payment of all public offering expenses (excluding selling commissions, the marketing contribution and the due diligence expense allowance) in excess of 5.5% of the gross proceeds of the Offering (the "Gross Offering Proceeds") or all organization and offering expenses (including such selling expenses) which together exceeds 15% of the Gross Offering Proceeds.

The following programs are provided to facilitate investment in the Shares and to provide limited liquidity for Stockholders until such time as a market for the Shares develops:

The Distribution Reinvestment Program will allow Stockholders who purchase Shares pursuant to the Offering to automatically reinvest distributions by purchasing additional Shares. Such purchases will not be subject to selling commissions or the Marketing Contribution and Due Diligence Expense Allowance and will be sold at a price of $9.50 per Share.

The Share Repurchase Program will, subject to certain restrictions, provide existing Stockholders with limited, interim liquidity by enabling them to sell Shares back to us at a price of $9.05 per Share. Shares purchased by us will not be available for resale.


Results of Operations

As of March 31, 1999, subscriptions for a total of 97,851 Shares had been received from the public at $10 per Share resulting in $978,514 in Gross Offering Proceeds. In addition, we have received the Advisor's capital contribution of $200,000 for which it was issued 20,000 Shares. Subscriber funds are held in an interest-bearing escrow account until proceeds equal to the Minimum Offering have been received.

As of March 31, 1999, the Advisor advanced approximately $1,359,000 to us for costs incurred with the Offering.


Year 2000 Issues

General

Many computer operating systems and software applications were designed such that the year 1999 is the maximum date that can be processed accurately. In conducting business, we rely on computers and operating systems provided by equipment manufacturers, and also on application software developed internally and, to a limited extent, by outside software vendors. We have assessed our vulnerability to the so-called "Year-2000 Issue" with respect to its equipment and computer systems.

State of Readiness

We have identified the following three areas for "Year-2000" compliance efforts:

Business Computer Systems: The majority of our information technology systems were developed internally and include accounting, lease management, investment portfolio tracking, and tax return preparation. We have rights to the source code for these applications and employ programmers who are knowledgeable regarding these systems. We have conducted tests of our internal systems to determine year 2000 compliance, and these tests have demonstrated that we should not experience any significant adverse effects to our business as a result of the Year-2000 Issue. We do not anticipate any material costs relating to our business computer systems regarding year 2000 compliance since our critical hardware and software systems use four digits to represent the applicable year. Therefore, we are not currently planning any independent testing of our critical systems; however, should additional facts present themselves that would make it prudent for us to have independent testing conducted, we will do so. We do use various computers, so-called "PC's", that may run software that may not use four digits to represent the applicable year. We have tested the PC hardware to determine year 2000 compliance, and the results of these tests have demonstrated that we should not experience any significant adverse effects to our business as a result of the Year-2000 Issue. It should be noted that such PC's are incidental to our critical systems.

Tenants and Suppliers: We have surveyed proposed tenants, suppliers and other parties with whom we intend to do a significant amount of business to identify our potential exposure in the event such parties are not year 2000 compliant. The survey consists of a questionnaire sent to the significant tenants and suppliers of the properties initially intended to be acquired by us. We are in the process of reviewing the responses to such questionnaires. Since this method involves parties over which we have no control, such as public utility companies, it is difficult, at best, to judge the status of the outside companies' year 2000 compliance. We will be working closely with all suppliers of goods and services in an effort to minimize the impact of the failure of any supplier to become year 2000 compliant by December 31, 1999. Currently, we are not aware of any material impact on our business, operations or financial condition due to year 2000 non-compliance by any one of our proposed tenants or suppliers.

Non-Information Technology Systems: In the operation of our properties, we will acquire equipment with embedded technology such as microcontrollers, which operate heating, ventilation, and air conditioning systems, fire alarms, security systems, telephones and other equipment utilizing time-sensitive technology. We will evaluate our potential exposure and costs if such non-information technology systems are not year 2000 compliant and expect to be able to complete our assessment during the third quarter of 1999.

Year 2000 Costs

As of March 31, 1999, our Advisor and its Affiliates estimate that costs to achieve year 2000 compliance will not exceed $100,000 for all such Affiliates. However, as of March 31, 1999, our Advisor and its Affiliates anticipate that only approximately 3% of these costs will be directly allocated to and paid by us. The balance of the year 2000 compliance costs, approximately 97%, will be
paid by the Advisor and its Affiliates.   Total year 2000 compliance costs
incurred by such Affiliates through March 31, 1999 are estimated at approximately $5,000.

Year 2000 Risks

The most reasonable likely worst case scenario with respect to the year 2000 non-compliance of our business computer systems would be the inability to access information which could result in the failure to issue financial reports. The most reasonable likely worst case scenario with respect to year 2000 non-compliance of our tenants is failure to receive rental income which could result in our being unable to meet cash requirements for monthly expenses and distributions. However, we are permitted to borrow funds to meet distribution requirements. The most reasonable likely worst case scenario with respect to the year 2000 non-compliance of our suppliers is the failure to supply necessary utilities; including, but not limited to heating, as a result of a malfunctioning of non-information technology systems in some of our properties.

Contingency Plan

We are in the process of formulating a contingency plan which will be developed by September 1999. The contingency plan may include printing copies of all computer records during December 1999 to ensure that such records are not lost in the event that our internal computer systems become inoperative due to year 2000 non-compliance.

                    Summary of the Organizational Documents

Stockholders' Meetings

We have entered into an agreement with Inland Real Estate Investment Corporation, our Sponsor, which provides that Inland Real Estate Investment Corporation will pay for the reasonably estimated cost to prepare and mail a notice to our stockholders of any special meeting of stockholders requested by the stockholders. This will obviate the necessity of our stockholders or us paying for such cost.


                             Plan of Distribution

As of July 26, 1999, we had sold 1,832,476 shares resulting in gross proceeds of $18,324,760. Inland Securities Corporation, an affiliate of our Advisor, serves as dealer manager of this Offering and is entitled to receive selling commissions and certain other fees, as discussed further in our Prospectus. As of July 26, 1999, we have incurred $1,740,852 of commissions and fees payable to Inland Securities Corporation, which will result in our receipt of $16,583,908 of net proceeds from the sale of those 1,832,476 shares. An additional 5,134 shares have been sold pursuant to our Distribution Reinvestment Program, for which we will receive additional net proceeds of $48,775. We also pay an affiliate of our Advisor fees to manage and lease our properties. As of June 30, 1999, we have incurred and paid property management fees of $16,792. Our Advisor may also receive an annual asset management fee of not more than 1% of our average invested assets, paid quarterly. As of the end of the quarter ending March 31, 1999, we had not paid or incurred any asset management fees. We may pay expenses associated with property acquisitions of up to .5% of the money that we raise in this Offering but in no event will we pay acquisition expenses on any individual property that exceeds 6% of its purchase price. Acquisition expenses totaling $822,967 are included in the purchase price we paid for our properties purchased through July 26, 1999.

                                    Experts

The Historical Summary of Gross Income and Direct Operating Expenses of Lake Walden Square for the year ended December 31, 1998, the Historical Summary of Gross Income and Direct Operating Expenses of Merchants Square Shopping Center for the year ended December 31, 1998, the Historical Summary of Gross Income and Direct Operating Expenses of Town Center Commons for the period from January 1, 1999 through March 31, 1999 and the Historical Summary of Gross Income and Direct Operating Expenses of Boynton Commons Shopping Center for the year ended December 31, 1998, have been included herein the Post-Effective Amendment No. 1 to the Registration Statement on Form S-11, in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated Balance Sheet of Inland Retail Real Estate Trust, Inc. as of September 18, 1998, the Historical Summary of Gross Income and Direct Operating Expenses of Lake Walden Square for the year ended December 31, 1997, the Historical Summary of Gross Income and Direct Operating Expenses of Lake Olympia Square for the year ended December 31, 1997, and the Historical Summary of Gross Income and Direct Operating Expenses of Merchants Square Shopping Center for the year ended December 31, 1997 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                         Index to Financial Statements
                                                                     Page

Inland Retail Real Estate Trust, Inc.:

Consolidated Balance Sheet (unaudited) at March 31, 1999............ F- 1

Notes to Consolidated Financial Statements (unaudited)
  at March 31, 1999................................................. F- 2

Pro Forma Consolidated Balance Sheet (unaudited)
  at March 31, 1999................................................. F- 5

Notes to Pro Forma Consolidated Balance Sheet (unaudited)
  at March 31, 1999................................................. F- 7

Pro Forma Consolidated Statement of Operations (unaudited)
  of the Company for the three months ended March 31, 1999.......... F-10

Notes to Pro Forma Consolidated Statement of Operations (unaudited)
  for the three months ended March 31, 1999......................... F-12

Pro Forma Consolidated Statement of Operations (unaudited)
  of the Company for the year ended December 31, 1998............... F-14

Notes to Pro Forma Consolidated Statement of Operations (unaudited)
  for the year ended December 31, 1998.............................. F-16

Lake Walden Square:

Independent Auditors' Report........................................ F-20

Historical Summary of Gross Income and Direct Operating Expenses
  for the year ended December 31, 1998.............................. F-21

Notes to the Historical Summary of Gross Income and Direct
  Operating Expenses for the year ended December 31, 1998........... F-22

Historical Summary of Gross Income and Direct Operating Expenses
  (unaudited) for the three months ended March 31, 1999............. F-24

Notes to Historical Summary of Gross Income and Direct Operating
  Expenses (unaudited) for the three months ended March 31, 1999.... F-25





Merchants Square Shopping Center:

Independent Auditors' Report........................................ F-26

Historical Summary of Gross Income and Direct Operating Expenses
  for the year ended December 31, 1998.............................. F-27

Notes to the Historical Summary of Gross Income and Direct
  Operating Expenses for the year ended December 31, 1998........... F-28

Historical Summary of Gross Income and Direct Operating Expenses
  (unaudited) for the three months ended March 31, 1999............. F-30

Notes to the Historical Summary of Gross Income and Direct
  Operating Expenses (unaudited) for the three months
  ended March 31, 1999.............................................. F-31

Town Center Commons:

Independent Auditors' Report........................................ F-32

Historical Summary of Gross Income and Direct Operating Expenses
  for the period from January 1, 1999 through March 31, 1999........ F-33

Notes to the Historical Summary of Gross Income and Direct
  Operating Expenses for the period from January 1, 1999 through
  March 31, 1999.................................................... F-34

Boynton Commons Shopping Center:

Independent Auditors' Report........................................ F-36

Historical Summary of Gross Income and Direct Operating Expenses
  for the year ended December 31, 1998.............................. F-37

Notes to the Historical Summary of Gross Income and Direct
  Operating Expenses for the year ended December 31, 1998........... F-38

Historical Summary of Gross Income and Direct Operating Expenses
  (unaudited) for the three months ended March 31, 1999............. F-40

Notes to the Historical Summary of Gross Income and Direct
  Operating Expenses (unaudited) for the three months
  ended March 31, 1999.............................................. F-41






                     INLAND RETAIL REAL ESTATE TRUST, INC.
                           (a Maryland corporation)

                          Consolidated Balance Sheet

                                March 31, 1999
                                  (unaudited)


                                    Assets

Cash and cash equivalents (Note 1)................ $   206,732
Escrowed Funds (Note 1)...........................     978,514
Deferred offering costs (Note 1)..................   1,359,424

Total assets...................................... $ 2,544,670
                                                   ============


                     Liabilities and Stockholders' Equity

Liabilities:
  Liability for subscriptions received (Note 1)... $   978,514
  Accounts payable................................       4,732
  Due to Affiliates (Note 3)......................   1,359,424
  Minority interest in Partnership................       2,000

    Total liabilities.............................   2,344,670

Stockholders' Equity (Notes 1 and 2):
  Preferred Stock, $.01 par value, 10,000,000
   shares authorized, none outstanding............        -
  Common stock, $.01 par value, 100,000,000 Shares
    authorized; 20,000 issued and outstanding.....         200
  Additional paid-in capital......................     199,800

    Total stockholders' equity....................     200,000


Commitments and contingencies


Total liabilities and stockholders' equity........ $ 2,544,670
                                                   ============







         See accompanying notes to consolidated financial statements.

                     INLAND RETAIL REAL ESTATE TRUST, INC.
                           (a Maryland corporation)

                  Notes to Consolidated Financial Statements

                                March 31, 1999
                                  (unaudited)


(1)    Organization and Basis of Accounting

Inland Retail Real Estate Trust, Inc. (the "Company") was formed on September 3, 1998 to acquire and manage a diversified portfolio of real estate, primarily multi-tenant shopping centers and has not commenced operations. It is anticipated that the Company will initially focus on acquiring Properties in the southeastern states, primarily Florida, Georgia, North Carolina and South Carolina. The Company may also acquire single-user retail properties in locations throughout the United States, certain of which may be sale and leaseback transactions, net leased to creditworthy tenants. Inland Retail Real Estate Advisory Services, Inc. (the "Advisor"), an Affiliate of the Company, is the advisor to the Company. On February 11, 1999, the Company commenced an initial public offering ("Offering"), on a best efforts basis of 50,000,000 Shares of common stock ("Shares") at $10 per Share and 4,000,000 Shares at $9.50 per Share which may be distributed pursuant to the Company's Distribution Reinvestment Program ("DRP"). No Shares will be sold unless subscriptions for at least 200,000 Shares (the "Minimum Offering") have been obtained within six months after commencement of the Offering. As of March 31, 1999, the Company had received subscriptions for a total of 97,851 Shares. As of March 31, 1999, escrowed funds of $978,514 were reflected as escrowed deposits, along with the corresponding liability for subscriptions received, in the accompanying Consolidated Financial Statements. This does not include the $200,000 received from the Advisor for its purchase of 20,000 Shares before the commencement of the Offering.

The Company intends to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, for federal income tax purposes commencing with the tax year ending December 31, 1999. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents and are carried at cost, which approximates market.

Offering costs will be offset against the Stockholders' equity accounts once the Shares sold exceed the minimum number of Shares and the gross proceeds of the Offering ("Gross Offering Proceeds") are released from escrow. Offering costs consist principally of printing, selling and registration costs.

                     INLAND RETAIL REAL ESTATE TRUST, INC.
                           (a Maryland corporation)

                  Notes to Consolidated Financial Statements
                                  (continued)

                                March 31, 1999
                                  (unaudited)


(2)    Basis of Presentation

The accompanying Consolidated Balance Sheet includes the accounts of the Company, as well as the accounts of the operating partnership, in which the Company has an approximately 99% controlling general partner interest. The Advisor owns the remaining approximately 1% limited partner common units in the operating partnership for which it paid $2,000 and which is reflected as a minority interest in the accompanying Consolidated Balance Sheet. The effect of all significant intercompany transactions have been eliminated.


(3)    Transactions with Affiliates

As of March 31, 1999, the Company had incurred $1,359,424 of offering costs. Pursuant to the terms of the Offering, the Advisor is required to pay organizational and offering expenses (excluding sales commissions, the marketing contribution and the due diligence expense allowance) in excess of 5.5% of the gross proceeds of the Offering or all organization and offering expenses (including selling commissions) which together exceed 15% of Gross Offering Proceeds. As of March 31, 1999, offering costs did exceed the 5.5% and 15% limitations, however the Company anticipates that these costs will not exceed these limitations upon completion of the Offering. Any excess amounts at the completion of the Offering will be reimbursed by the Advisor.

The Advisor and its Affiliates are entitled to reimbursement for salaries and expenses of employees of the Advisor and its Affiliates relating to the Offering and to the administration of the Company. In addition, an Affiliate of the Advisor is entitled to receive selling commissions, a marketing contribution and a due diligence expense allowance from the Company in connection with the Offering. As of March 31, 1999, such commissions, marketing contribution and due diligence expense allowance incurred were $92,958, none of which were paid.

The Advisor has contributed $200,000 to the capital of the Company for which it received 20,000 Shares.

                     INLAND RETAIL REAL ESTATE TRUST, INC.
                           (a Maryland corporation)

                  Notes to Consolidated Financial Statements
                                  (continued)

                                March 31, 1999
                                  (unaudited)


(4)    Stock Option Plan and Soliciting Dealer Warrants

The Company adopted an Independent Director Stock Option Plan which, subject to certain conditions, provides for the grant to each Independent Director of an option to acquire 3,000 Shares following their becoming a Director and for the grant of additional options to acquire 500 Shares on the date of each annual Stockholders' meeting commencing with the annual meeting in 2000 if the Independent Director is a member of the Board on such date. The options for the initial 3,000 Shares to be granted shall be exercisable as follows: 1,000 Shares on the date of grant and 1,000 Shares on each of the first and second anniversaries of the date of grant. The subsequent options will be exercisable on the second anniversary of the date of grant. The initial options will be exercisable at $9.05 per Share. The subsequent options will be exercisable at the fair market value of a Share on the last business day preceding the annual meeting of Stockholders, and shall be $9.05 per Share until the earlier of the termination of the Offering or February 11, 2001. As of March 31, 1999, no options had been issued.

In addition to  sales  commissions,  Soliciting  Dealers  will also receive one
Soliciting Dealer Warrant for each 25 Shares sold by such Soliciting Dealer during the Offering, subject to state and federal securities laws and subject to the issuance of a maximum of 2,000,000 Soliciting Dealers Warrants to purchase an equivalent number of Shares. The holder of a Soliciting Dealer Warrant will be entitled to purchase one Share from the Company at a price of $12 during the period commencing one year from the date of the first issuance of any of the Soliciting Dealer Warrants and ending five years after February 11, 1999. As of March 31, 1999, no warrants had been issued.


(5)    Subsequent Events

On April 30, 1999,  the  Company  decided  to  begin  paying distributions on a
monthly  basis,  with  the  first  distribution   to  be  paid  June  7,  1999.
Distributions have been approved at an annual rate of $.70 per Share.

Through May 3, 1999, the Company had sold 413,513 Shares resulting in net proceeds of $3,742,293. This amount is in excess of the Minimum Offering of 200,000 Shares. Accordingly, proceeds of the Offering which had been in escrow were released to the Company on May 3, 1999.

Also on May 3, 1999, the Company purchased Lake Walden Square by acquiring the interests of Lake Walden Affiliated Partners in the Lake Walden Property Partnership. The Company purchased Lake Walden Square for $14,538,984. In addition, the Company paid transfer fees of $10,500 to the first mortgage lender. The property is located in Plant City, Florida and contains 256,155 square feet of leasable space. Its tenants lesing more than 10% of the total gross leasable area are Kash N' Karry, K-Mart and Carmike Cinemas.

                     Inland Retail Real Estate Trust, Inc.
                     Pro Forma Consolidated Balance Sheet
                                March 31, 1999
                                  (unaudited)


The following unaudited Pro Forma Consolidated Balance Sheet is presented as if the acquisition of the properties indicated in Note B had occurred on March 31, 1999.

This unaudited Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at March 31, 1999, nor does it purport to represent our future financial position. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                      Inland Retail Real Estate Trust, Inc.
                      Pro Forma Consolidated Balance Sheet
                                 March 31, 1999
                                   (unaudited)


                                         Pro Forma
                                        Adjustments
                                       -------------
                              (A)         Property       Pro Forma
                           Historical   Acquisitions    as adjusted
                          ------------ --------------- ------------
Assets
------
Net investment in
  properties(B).........  $      -        60,500,848    60,500,848
Cash.....................     206,732        444,929       651,661
Escrowed funds (A).......     978,514           -          978,514
Deferred Offering costs..   1,359,424           -        1,359,424
Other assets (E).........        -           334,288       334,288
                          ------------ --------------  ------------
Total assets............. $ 2,544,670     61,280,065    63,824,735
                          ============ ==============  ============

Liabilities and Stockholders' Equity
------------------------------------
Accrued real estate taxes        -           113,192       113,192
Security deposits........        -            91,655        91,655
Mortgages payable (D)....        -        45,735,605    45,735,605
Liability for
  subscriptions received.     978,514           -          978,514
Accounts payable.........       4,732           -            4,732
Accrued interest payable.        -           301,463       301,463
Other liabilities........        -            66,149        66,149
Due to Affiliates........   1,359,424           -        1,359,424
Minority interest in
  partnership (C)........       2,000           -            2,000
                          ------------ --------------  ------------
Total liabilities........   2,344,670     46,308,064    48,652,734
                          ------------ --------------  ------------

Common Stock.............         200         17,474        17,674
Additional paid in
  capital (net of
  Offering costs)........     199,800     14,954,527    15,154,327
                          ------------ --------------  ------------
Total Stockholders'
  equity.................     200,000     14,972,001(F) 15,172,001
                          ------------ --------------  ------------
Total liabilities and
  Stockholders' equity... $ 2,544,670     61,280,065    63,824,735
                          ============ ==============  ============




         See accompanying notes to pro forma consolidated balance sheet.

                     Inland Retail Real Estate Trust, Inc.
                 Notes to Pro Forma Consolidated Balance Sheet
                                March 31, 1999
                                  (unaudited)


(A) The historical column represents our Consolidated Balance Sheet as of March 31, 1999. We were formed on September 3, 1998. As of March 31, 1999, subscriptions for a total of 97,851 Shares had been received from the public at $10 per Share resulting in $978,514 in Gross Offering Proceeds. Subscriber funds are currently held in an interest-bearing escrow account until proceeds equal to the Minimum Offering have been received. As of May 3, 1999, we had sold Shares in excess of the Minimum Offering, accordingly, proceeds of the Offering which had been in escrow were released to the Company. In addition, we have received the Advisor's capital contribution of $200,000 for which it was issued 20,000 Shares. As of March 31, 1999, the Advisor advanced approximately $1,359,000 to us for costs incurred with the Offering.








































                                      F-7


                             Inland Retail Real Estate Trust, Inc.
                         Notes to Pro Forma Consolidated Balance Sheet
                                        March 31, 1999
                                          (unaudited)

                                          (continued)

(B) The pro forma adjustments reflect the acquisition of the following properties:
                                         Merchant                    Boynton       Total
                           Lake Walden    Square     Town Center     Commons      Property
                           Acquisition  Acquisition  Acquisition   Acquisition  Acquisition
                          ------------ ------------- ------------ ------------ ------------
Assets
------
Net investment in
  properties............. $14,538,984     5,742,042    9,656,381   30,563,441   60,500,848
Cash.....................        -           96,462         -         348,467      444,929
Other assets (E).........     278,396        55,892         -            -         334,288
                          ------------ ------------- ------------ ------------ ------------
Total assets............. $14,817,380     5,894,396    9,656,381   30,911,908   61,280,065
                          ============ ============= ============ ============ ============

Liabilities and Stockholders' Equity
------------------------------------
Accrued real
  estate taxes...........      43,585        27,035       22,000       20,572      113,192
Security deposits........      38,712         7,088       19,443       26,412       91,655
Mortgages payable (D)....  10,933,971     4,279,053    7,600,000   22,922,581   45,735,605
Accrued interest payable.     301,463          -            -            -         301,463
Other liabilities........        -             -          66,149         -          66,149
                          ------------ ------------- ------------ ------------ ------------
Total liabilities........  11,317,731     4,313,176    7,707,592   22,959,565   46,308,064
                          ------------ ------------- ------------ ------------ ------------

Common Stock.............       4,134         1,839        2,266        9,235       17,474
Additional paid in
  capital (net of
  Offering costs)........   3,495,515     1,579,381    1,946,523    7,933,108   14,954,527
                          ------------ ------------- ------------ ------------ ------------
Total Stockholders'
  equity (F).............   3,499,649     1,581,220    1,948,789    7,942,343   14,972,001
                          ------------ ------------- ------------ ------------ ------------
Total liabilities and
  Stockholders' equity... $14,817,380     5,894,396    9,656,381   30,911,908   61,280,065
                          ============ ============= ============ ============ ============




                     Inland Retail Real Estate Trust, Inc.
                 Notes to Pro Forma Consolidated Balance Sheet
                                March 31, 1999
                                  (unaudited)

                                  (continued)


(C) The Pro Forma Consolidated Balance Sheet includes the accounts of the Operating Partnership in which the Company has an approximately 99% controlling general partner interest. The Advisor owns the remaining approximately 1% limited partnership common units in the Operating Partnership for which it paid $2,000 and which is reflected as a minority interest.

(D) Represents the first mortgage loans assumed in conjunction with the acquisition of properties indicated in Note B. These mortgage loans with an aggregate principal balance of approximately $45,000,000 are payable to third parties at interest rates ranging from 7.0% to 7.6% per annum and maturities ranging from March 2000 to November 2008. This also represents debt payable to an affiliate with a principal balance of approximately $800,000 which is payable at an interest rate of 10.9% per annum and matures April 2000.

(E) Represents real estate tax and insurance escrows held.

(F) Additional offering proceeds of $17,674,000, net of offering costs of $2,701,999 are reflected as received as of March 31, 1999. Offering costs consist principally of registration costs, printing and selling costs, including commissions.

                     Inland Retail Real Estate Trust, Inc.
                       Pro Forma Statement of Operations
                   For the three months ended March 31, 1999
                                  (unaudited)


The following unaudited Pro Forma Statement of Operations is presented to effect the acquisition of the properties indicated in Note B of the Notes to the Pro Forma Statement of Operations as though they occurred on January 1, 1998.

This unaudited Pro Forma Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the three months ended March 31, 1999, nor does it purport to represent our future financial position. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                     Inland Retail Real Estate Trust, Inc.
                       Pro Forma Statement of Operations
                   For the three months ended March 31, 1999
                                  (unaudited)



                                   Historical
                                  ------------
                                    Company      Pro Forma
                                       (A)      Adjustment   Pro Forma
                                  ------------ ------------ -----------

Rental income.................... $      -       1,345,940   1,345,940
Operating expense and real
  estate tax recoveries..........        -         351,752     351,752
                                  ------------ ------------ -----------
Total income.....................        -       1,697,692   1,697,692
                                  ------------ ------------ -----------

Advisor asset management fee (C).        -         151,277     151,277
Property operating expenses......        -         466,565     466,565
Management fee (G)...............        -          76,913      76,913
Interest expense (H).............        -         823,389     823,389
Depreciation (D).................        -         417,972     417,972
                                  ------------ ------------ -----------
Total expenses...................        -       1,936,116   1,936,116
                                                            -----------
Net loss applicable to
  common shareholders (F)........                           $ (238,424)
                                                            ===========

Weighted average number of
  shares of common stock
  outstanding (E)................                            1,767,400
                                                            ===========

Basic and diluted net loss
  per weighted average
  shares of common stock
  outstanding (E)................                           $     (.13)
                                                            ===========














            See accompanying notes to pro forma statement of operations.

                     Inland Retail Real Estate Trust, Inc.
                  Notes to Pro Forma Statement of Operations
                   For the three months ended March 31, 1999
                                  (unaudited)

(A) Historical information is not applicable as we had no operations through March 31, 1999.

(B) Total pro forma adjustments for acquisitions are as though they were acquired January 1, 1998.


                         Lake     Merchants      Town      Boynton      Total
                        Walden     Square       Center     Commons    Pro Forma
                     ----------- ----------- ----------- ----------- -----------
Rental income........$  445,882     145,500     185,358     569,200   1,345,940
Additional rental
  income.............   113,183      52,274      23,771     162,524     351,752
                     ----------- ----------- ----------- ----------- -----------
Total income.........   559,065     197,774     209,129     731,724   1,697,692
                     ----------- ----------- ----------- ----------- -----------
Advisor asset
  management fee (C).    36,373      14,355      24,140      76,409     151,277
Property operating
  expenses...........   139,665      51,797      41,380     233,723     466,565
Management fee (G)...    25,803      10,803       7,379      32,928      76,913
Interest expense (H).   214,458      80,232     133,402     395,297     823,389
Depreciation (D).....   111,969      48,102      60,843     197,058     417,972
                     ----------- ----------- ----------- ----------- -----------
Total expenses.......   528,268     205,289     267,144     935,415   1,936,116
                     ----------- ----------- ----------- ----------- -----------
Net income (loss)....    30,797      (7,515)    (58,015)   (203,691)   (238,424)
                     =========== =========== =========== =========== ===========


(C) The advisor asset management fee has been calculated as 1% of the cost of acquisition of the properties, prorated for the 3 months.

(D) Depreciation expense is computed using the straight-line method, based upon an estimated useful life of thirty years for buildings and fifteen years for improvements. The allocation of land, buildings and improvements was based upon values stated in the related appraisal.

(E) The pro forma weighted average shares of common stock outstanding for the three months ended March 31, 1999 was calculated by estiamting the additional shares sold to purchase each of the properties on a weighted average basis plus the 20,000 shares purchased by the Advisor in connection with our organization.

(F) The net income (loss) allocable to the minority interest is immaterial, and therefore, has been not included.

(G) Management fees are calculated as 4.5% of gross revenues.

                     Inland Retail Real Estate Trust, Inc.
                  Notes to Pro Forma Statement of Operations
                   For the three months ended March 31, 1999
                                  (unaudited)


(H) As part of the acquisition of these properties, the Company assumed existing debt. The pro forma adjustments relating to interest expense were based on the following terms:

    Lake Walden

    Inland Retail Real Estate Trust, Inc. assumed the outstanding mortgage debt related to Lake Walden Square of approximately $10,100,000 in connection with the acquisition. The assumed debt, which originated October 30, 1997, has an annual interest rate of 7.63% and requires monthly principal and interest payments.

    In addition, as part of the acquisition, the Company assumed a second mortgage debt of approximately $800,000 with an interest rate of 10.9%.

    Merchants Square

    Inland Retail Real Estate Trust, Inc. assumed the outstanding mortgage debt related to Merchants Square Shopping Center of approximately $4,300,000 in connection with the acquisition. The assumed debt, which originated October 9, 1998, has an annual interest rate of 7.5% and requires monthly principal and interest payments.

    Town Center

    Inland Retail Real  Estate  Trust,  Inc.  assumed  the outstanding mortgage debts related to Town Center totaling approximately $7,600,000 in connection with the acquisition. The assumed debts, which originated April 13, 1999, have annual interest rates ranging from 175 points over LIBOR (currently 6.7%) to 7%.

    Boynton Commons

    As part of the  acquisition,  the  Company assumed the outstanding mortgage debts related to Boynton Commons Shopping Center of approximately $22,900,000. The assumed debts, which were modified March 19, 1999, have annual interest rates of 175 points over LIBOR (currently 6.7%) and 7.21%, respectively.

                     Inland Retail Real Estate Trust, Inc.
                       Pro Forma Statement of Operations
                     For the year ended December 31, 1998
                                  (unaudited)


The following unaudited Pro Forma Statement of Operations is presented to effect the acquisition of the properties indicated in Note B of the Notes to the Pro Forma Statement of Operations as though they occurred on January 1, 1998 except for Town Center which was completed late in the fourth quarter of 1998 and significant operations had not yet begun.

This unaudited Pro Forma Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the year ended December 31, 1998, nor does it purport to represent our future financial position. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                     Inland Retail Real Estate Trust, Inc.
                       Pro Forma Statement of Operations
                     For the year ended December 31, 1998
                                  (unaudited)


                                    Historical
                                   -------------
                                                   Pro Forma
                                      Company     Adjustment
                                        (A)          (B)      Pro Forma
                                   ------------- ----------- ------------

Rental income..................... $      -       3,855,282    3,855,282
Operating expense and real
  estate tax recoveries...........        -         743,310      743,310
                                   ------------- ----------- ------------
Total income......................        -       4,598,592    4,598,592
                                   ------------- ----------- ------------

Advisor asset management fee (E)..        -         508,549      508,549
Property operating expenses.......        -         839,375      839,375
Management fee (G)................        -         208,659      208,659
Interest expense (H)..............        -       2,772,963    2,772,963
Depreciation (C)..................        -       1,428,529    1,428,529
                                   ------------- ----------- ------------
Total expenses....................        -       5,758,075    5,758,075
                                                             ------------
Net loss applicable to
  common shareholders (F).........                           $(1,159,483)
                                                             ============

Weighted average number of
  shares of common stock
  outstanding (D).................                             1,767,400
                                                             ============

Basic and diluted net loss
  per weighted average
  shares of common stock
  outstanding (D).................                           $      (.66)
                                                             ============














            See accompanying notes to pro forma statement of operations.

                     Inland Retail Real Estate Trust, Inc.
                  Notes to Pro Forma Statement of Operations
                     For the year ended December 31, 1998
                                  (unaudited)

(A) Historical information is not applicable as we had no operations through December 31, 1998.

(B) Total pro forma adjustments for acquisitions are as though they were acquired January 1, 1998.

                                   Lake     Merchants   Boynton       Total
                                  Walden     Square     Commons     Pro Forma
                               ----------- ----------- ----------- -----------
    Rental income............. $1,636,260     582,001   1,637,021   3,855,282
    Additional rental income..    307,229     173,038     263,043     743,310
                               ----------- ----------- ----------- -----------
    Total income..............  1,943,489     755,039   1,900,064   4,598,592
                               ----------- ----------- ----------- -----------
    Advisor asset
      management fee (E)......    145,495      57,420     305,634     508,549
    Property operating
      expenses................    381,443     169,316     288,616     839,375
    Management fees (G).......     87,975      35,181      85,503     208,659
    Interest expense (H)......    869,275     322,500   1,581,188   2,772,963
    Depreciation (C)..........    447,882     192,416     788,231   1,428,529
                               ----------- ----------- ----------- -----------
    Total expenses............  1,932,070     776,833   3,049,172   5,758,075
                               ----------- ----------- ----------  -----------
    Net income (loss).........     11,419     (21,794) (1,149,108) (1,159,483)
                               =========== =========== =========== ===========

    Acquisition of Lake Walden Square, Plant City, Florida

    Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1998 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:

                                       Lake Walden Square
                               ------------------------------------
                                   *As       Pro Forma
                                 Reported   Adjustments    Total
                               ------------ ----------- -----------
    Rental income............. $ 1,636,260        -      1,636,260
    Additional rental income..     307,229        -        307,229
                               ------------ ----------- -----------
    Total income..............   1,943,489        -      1,943,489
                               ------------ ----------- -----------
    Advisor asset
      management fee (E)......        -        145,495     145,495
    Property operating
      expenses................     381,443        -        381,443
    Management fees (G).......      87,975        -         87,975
    Interest expense (H)......     782,075      87,200     869,275
    Depreciation (C)..........        -        447,882     447,882
                               ------------ ----------- -----------
    Total expenses............   1,251,493     680,577   1,932,070
                               ------------ ----------- -----------
    Net income (loss)......... $   691,996    (680,577)     11,419
                               ============ =========== ===========

                     Inland Retail Real Estate Trust, Inc.
                  Notes to Pro Forma Statement of Operations
                     For the year ended December 31, 1998
                                  (unaudited)

    Acquisition of Merchants Square, Zephyrhills, Florida

    Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1998 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:

                                          Merchants Square
                               ------------------------------------
                                   *As       Pro Forma
                                 Reported   Adjustments    Total
                               ------------ ----------- -----------
    Rental income............. $   582,001        -        582,001
    Additional rental income..     173,038        -        173,038
                               ------------ ----------- -----------
    Total income..............     755,039        -        755,039
                               ------------ ----------- -----------
    Advisor asset
      management fee (E).....         -         57,420      57,420
    Property operating
      expenses................     169,316        -        169,316
    Management fees (G).......      35,181        -         35,181
    Interest expense (H)......      72,305     250,195     322,500
    Depreciation (C)..........        -        192,416     192,416
                               ------------ ----------- -----------
    Total expenses............     276,802     500,031     776,833
                               ------------ ----------- -----------
    Net income (loss)......... $   478,237    (500,031)    (21,794)
                               ============ =========== ===========

    Acquisition of Boynton Commons, Boynton Beach, Florida

    Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1998 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:

                                          Boynton Commons
                               ------------------------------------
                                   *As       Pro Forma
                                 Reported   Adjustments    Total
                               ------------ ----------- -----------
    Rental income............. $ 1,637,021        -      1,637,021
    Additional rental income..     263,043        -        263,043
                               ------------ ----------- -----------
    Total income..............   1,900,064        -      1,900,064
                               ------------ ----------- -----------
    Advisor asset
      management fee (E)......        -        305,634     305,634
    Property operating
      expenses................     288,616        -        288,616
    Management fees (G).......      49,111      36,392      85,503
    Interest expense (H)......   1,515,721      65,467   1,581,188
    Depreciation (C)..........        -        788,231     788,231
                               ------------ ----------- -----------
    Total expenses............   1,853,448   1,195,724   3,049,172
                               ------------ ----------- -----------
    Net income (loss)......... $    46,616  (1,195,724) (1,149,108)
                               ============ =========== ===========

                     Inland Retail Real Estate Trust, Inc.
                  Notes to Pro Forma Statement of Operations
                     For the year ended December 31, 1998
                                  (unaudited)


(C) Depreciation expense is computed using the straight-line method, based upon an estimated useful life of thirty years for buildings and fifteen years for improvements. The allocation of land, buildings and improvements is based upon values stated in the related appraisal.

(D) The pro forma weighted average number of shares of common stock for the year ended December 31, 1998 was calculated by estimating the additional shares sold to purchase each of the properties on a weighted average basis plus the 20,000 shares purchased by the Advisor in connection with our organization.

(E) The Advisor asset management fee has been calculated as 1% of the cost of acquisition of the properties

(F) The net income (loss) allocable to the minority interest is immaterial, and therefore, has been not included.

(G) Management fees are calculated at 4.5% of gross revenues.

                     Inland Retail Real Estate Trust, Inc.
                  Notes to Pro Forma Statement of Operations
                     For the year ended December 31, 1998
                                  (unaudited)


(H) As part of the acquisition of these properties, the Company assumed existing debt. The pro forma adjustments relating to interest expense were based on the following terms:

    Lake Walden

    Inland Retail Real Estate Trust, Inc. assumed the outstanding mortgage debt related to Lake Walden Square of approximately $10,100,000 in connection with the acquisition. The assumed debt, which originated October 30, 1997, has an annual interest rate of 7.63% and requires monthly principal and interest payments.

    In addition, as part of the acquisition, the Company assumed a second mortgage debt of approximately $800,000 with an interest rate of 10.9%.

    Merchants Square

    Inland Retail Real Estate Trust, Inc. assumed the outstanding mortgage debt related to Merchants Square Shopping Center of approximately $4,300,000 in connection with the acquisition. The assumed debt, which originated October 9, 1998, has an annual interest rate of 7.5% and requires monthly principal and interest payments.

    Boynton Commons

    As part of the  acquisition,  the  Company assumed the outstanding mortgage debts related to Boynton Commons Shopping Center of approximately $22,900,000. The assumed debts, which were modified March 19, 1999, have annual interest rates of 175 points over LIBOR (currently 6.7%) and 7.21%, respectively.

                         Independent Auditors' Report


The Board of Directors
Inland Retail Real Estate Trust, Inc.:


We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Lake Walden Square for the year ended December 31, 1998. This Historical Summary is the responsibility of the management of Inland Retail Real Estate Trust, Inc. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K/A of Inland Retail Real Estate Trust, Inc., as described in note 2. The presentation is not intended to be a complete presentation of Lake Walden Square's revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in note 2 of Lake Walden Square for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                        KPMG LLP


Chicago, Illinois
July 2, 1999

                              Lake Walden Square
       Historical Summary of Gross Income and Direct Operating Expenses
                         Year ended December 31, 1998




Gross income:
  Base rental income.............................. $1,636,260
  Operating expense and real estate
    tax recoveries................................    294,334
  Percentage rent.................................        425
  Other income....................................     12,470
                                                   -----------
  Total Gross Income..............................  1,943,489
                                                   -----------
Direct operating expenses:
  Operating expenses..............................    173,592
  Real estate taxes...............................    166,039
  Utilities.......................................     30,914
  Insurance.......................................     10,898
  Management Fees.................................     87,975
  Interest Expense................................    782,075
                                                   -----------
  Total direct operating expenses.................  1,251,493
                                                   -----------
Excess of gross income over
    direct operating expenses..................... $  691,996
                                                   ===========



See accompanying notes to historical summary of gross income and direct operating expenses.

                              Lake Walden Square
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
                         Year ended December 31, 1998


1.  Business

    Lake Walden Square (Lake Walden) is located in Plant City, Florida. It consists of approximately 263,000 square feet of gross leasable area and was 92% leased and occupied at December 31, 1998. Approximately 62% of Lake Walden is leased to three tenants representing approximately 55% of base rental income. An Affiliate of Inland Retail Real Estate Trust, Inc. purchased Lake Walden from an unaffiliated third party (Seller) on behalf of Inland Retail Real Estate Trust, Inc. on May 6, 1998. Inland Retail Real Estate Trust, Inc. will acquire Lake Walden from this affiliate at their cost upon receipt of proceeds from an equity offering.

2.  Basis of Presentation

    The Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) has been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X and for inclusion in the Current Report on Form 8-K/A of Inland Retail Real Estate Trust, Inc. and is not intended to be a complete presentation of Lake Walden Square's revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management of Lake Walden Square to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.  Gross Income

    Lake Walden leases retail space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which Lake Walden Square is reimbursed for common area, real estate, insurance costs and management fees.

    Base rentals are reported as income over the lease term as they become receivable under the lease provisions. However, when rentals vary from a straight-line basis due to short-term rent abatements or escalating rents during the lease term, the income is recognized based on effective rental rates. Related adjustments increased base rental income by $7,627 for the year ended December 31, 1998.

                              Lake Walden Square
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
                         Year ended December 31, 1998


    Minimum rents to be received from tenants under operating leases in effect at December 31, 1998 are as follows:

                                Year          Amount
                                ----          ------
                                1999        $ 1,674,258
                                2000          1,623,155
                                2001          1,497,366
                                2002          1,314,614
                                2003          1,131,801
                              Thereafter      9,418,719
                                            -----------
                                            $16,659,913
                                            ===========

4.  Direct Operating Expenses

    Direct operating expenses include only those costs expected to be comparable to the proposed future operations of Lake Walden. Costs such as depreciation, amortization, professional fees and loan assumption fees are excluded from the Historical Summary.

    The seller provided management services for Lake Walden for an annual fee of 4% of gross revenues (as defined) through May 6, 1998. Subsequent to the sale of Lake Walden to the affiliate (note 1), a new management agreement was executed with an annual management fee of 4.5% of gross revenues (as defined).

    Inland Retail Real Estate Trust, Inc. will assume the outstanding first mortgage debt related to Lake Walden Square of approximately $10,100,000 in connection with the acquisition. The assumed debt, which originated October 30, 1997 and matures on November 1, 2007, has an annual interest rate of 7.63% and requires monthly principal and interest payments.

    In addition, Inland Retail Real Estate Trust, Inc. will assume a second mortgage debt of approximately $800,000 in connection with the acquisition. Within a short time thereafter, the debt will subsequently be paid off by Inland Retail Real Estate Trust, Inc. and accordingly, the related interest expense is excluded from the Historical Summary.

                              Lake Walden Square
       Historical Summary of Gross Income and Direct Operating Expenses
                       Three months ended March 31, 1999
                                  (unaudited)



Gross income:
  Base rental income.............................. $  445,882
  Operating expense and real estate
    tax and insurance recoveries..................    113,183
                                                   -----------
  Total Gross Income..............................    559,065
                                                   -----------
Direct operating expenses:
  Operating expenses..............................     93,683
  Management fees.................................     25,803
  Real estate taxes...............................     43,585
  Insurance.......................................      2,397
  Interest Expense................................    214,458
                                                   -----------
  Total direct operating expenses.................    379,926
                                                   -----------
Excess of gross income over
    direct operating expenses..................... $  179,139
                                                   ===========



See accompanying notes to historical summary of gross income and direct operating expenses.

                              Lake Walden Square
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
                       Three months ended March 31, 1999
                                  (unaudited)


1.  Basis of Presentation

    The Historical Summary of Gross Income and Direct Operating Expenses for the three months ended March 31, 1999 has been prepared from operating statements provided by the owners of the property during that period and requires management of Lake Walden Square to make estimates and assumptions that affect the amounts of the revenues and expenses during that period. Actual results may differ from those estimates.

    In the opinion of management, all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim period presented have been reflected. Certain information in footnote disclosures included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

2. Inland Retail Real Estate Trust, Inc. will assume the outstanding mortgage debt related to Lake Walden Square of approximately $10,100,000 in connection with the acquisition. The assumed debt, which originated October 30, 1997 and matures November 1, 2007, has an annual interest rate of 7.63% and requires monthly principal and interest payments.

    In addition, as part of the acquisition, the Company will assume a second mortgage debt of approximately $800,000 with an interest rate of 10.9%.

                         Independent Auditors' Report


The Board of Directors
Inland Retail Real Estate Trust, Inc.:


We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Merchants Square Shopping Center for the year ended December 31, 1998. This Historical Summary is the responsibility of the management of Inland Retail Real Estate Trust, Inc. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K/A of Inland Retail Real Estate Trust, Inc., as described in note 2. The presentation is not intended to be a complete presentation of Merchants Square Shopping Center's revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in note 2 of Merchants Square Shopping Center for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                        KPMG LLP


Chicago, Illinois
July 2, 1999

                       Merchants Square Shopping Center
       Historical Summary of Gross Income and Direct Operating Expenses
                         Year ended December 31, 1998




Gross income:
  Base rental income.............................. $  582,001
  Operating expense and real estate
    tax recoveries................................    171,468
  Percentage rent.................................        576
  Other income....................................        994
                                                   -----------
  Total Gross Income..............................    755,039
                                                   -----------
Direct operating expenses:
  Operating expenses..............................     68,924
  Real estate taxes...............................     90,572
  Insurance.......................................      9,820
  Management Fees.................................     35,181
  Interest Expense................................     72,305
                                                   -----------
  Total direct operating expenses.................    276,802
                                                   -----------
Excess of gross income over
    direct operating expenses..................... $  478,237
                                                   ===========



See accompanying notes to historical summary of gross income and direct operating expenses.

                       Merchants Square Shopping Center
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
                         Year ended December 31, 1998


1.  Business

    Merchants Square Shopping Center (Merchants Square) is located in Zephyrhills, Florida. It consists of 74,850 square feet of gross leasable area and was 100% leased and occupied at December 31, 1998. Approximately 64% of Merchants Square is leased by one major tenant, Kash N' Karry, representing approximately 55% of base rental income. An Affiliate of Inland Retail Real Estate Trust, Inc. purchased Merchants Square from an unaffiliated third party (Seller) on behalf of Inland Retail Real Estate Trust, Inc. on October 9, 1998. Inland Retail Real Estate Trust, Inc. will acquire Merchants Square from this affiliate at their cost upon receipt of proceeds from equity offering.

2.  Basis of Presentation

    The Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) has been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X and for inclusion in the Current Report on Form 8-K/A of Inland Retail Real Estate Trust, Inc. and is not intended to be a complete presentation of Merchants Square's revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management of Merchants Square to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.  Gross Income

    Merchants Square leases retail space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which Merchants Square is reimbursed for common area, real estate taxes, insurance costs and management fees. Certain of the leases contain renewal options for various periods at various rental rates.

    Base rentals are reported as income over the lease term as they become receivable under the lease provisions. However, when rentals vary from a straight-line basis due to short-term rent abatements or escalating rents during the lease term, the income is recognized based on effective rental rates. Related adjustments decreased base rental income by $1,782 for the year ended December 31, 1998.

                       Merchants Square Shopping Center
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
                         Year ended December 31, 1998


    Minimum rents to be received from tenants under operating leases in effect at December 31, 1998 are as follows:

                                Year          Amount
                                ----          ------
                                1999        $   564,443
                                2000            536,668
                                2001            500,796
                                2002            481,711
                                2003            418,129
                              Thereafter      3,004,744
                                            -----------
                                            $ 5,506,491
                                            ===========

4.  Direct Operating Expenses

    Direct operating expenses include only those costs expected to be comparable to the proposed future operations of Merchants Square. Costs such as depreciation, amortization and professional fees are excluded from the Historical Summary.

    The Seller provided management services for Merchants Square for an annual fee ranging from 4% to 6% of gross revenues (as defined) through October 9, 1998. Subsequent to the sale of Merchants Square to the affiliate (note
    1), a new management agreement was executed with an annual management fee of 4.5% of gross revenues (as defined).

    Inland Retail Real Estate Trust, Inc. will assume the outstanding mortgage debt related to Merchant Square of approximately $4,300,000 in connection with the acquisition. The assumed debt which originated October 9, 1998 and matures November 1, 2008, has an annual interest rate of 7.5% payable monthly for the first 12 months which can be adjusted to an annual interest rate of 7.25% subsequently upon payment of scheduled principal payments.

5.  Pro Forma Adjustment (unaudited)

    The interest expense associated with the assumed debt discussed in note 4, would have been approximately $322,500 if the related debt had been in existence since January 1, 1998.

                       Merchants Square Shopping Center
       Historical Summary of Gross Income and Direct Operating Expenses
                       Three months ended March 31, 1999
                                  (unaudited)




Gross income:
  Base rental income.............................. $  145,500
  Operating expense and real estate
    tax and insurance recoveries..................     52,274
                                                   -----------
  Total Gross Income..............................    197,774
                                                   -----------
Direct operating expenses:
  Operating expenses..............................     22,734
  Management Fees.................................     10,803
  Real estate taxes...............................     27,035
  Insurance.......................................      2,028
  Interest Expense................................     80,232
                                                   -----------
  Total direct operating expenses.................    142,832
                                                   -----------
Excess of gross income over
    direct operating expenses..................... $   54,942
                                                   ===========



See accompanying notes to historical summary of gross income and direct operating expenses.

                       Merchants Square Shopping Center
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
                       Three months ended March 31, 1999
                                  (unaudited)


1. Basis of Presentation

   The Historical Summary of Gross Income and Direct Operating Expenses for the three months ended March 31, 1999 has been prepared from operating statements provided by the owners of the property during that period and requires management of Merchants Square Shopping Center to make estimates and assumptions that affect the amounts of the revenues and expenses during that period. Actual results may differ from those estimates.

   In the opinion of management, all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim period presented have been reflected. Certain information in footnote disclosures included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

2. Inland Retail Real Estate Trust, Inc. will assume the outstanding mortgage debt related to Merchants Square Shopping Center of approximately $4,300,000 in connection with the acquisition. The assumed debt, which originated October 9, 1998 and matures November 1, 2008, has an annual interest rate of 7.5% payable monthly for the first 12 months which can be adjusted to an annual interest rate of 7.25% subsequently upon payment of scheduled principal payments.

                         Independent Auditors' Report


The Board of Directors
Inland Retail Real Estate Trust, Inc.:


We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Town Center Commons for the period from January 1, 1999 through March 31, 1999. This Historical Summary is the responsibility of the management of Inland Retail Real Estate Trust, Inc. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K/A of Inland Retail Real Estate Trust, Inc., as described in note 2. The presentation is not intended to be a complete presentation of Town Center Common's revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in note 2 of Town Center Commons for the period from January 1, 1999 through March 31, 1999, in conformity with generally accepted accounting principles.


                                                        KPMG LLP


Chicago, Illinois
July 2, 1999

                              Town Center Commons
       Historical Summary of Gross Income and Direct Operating Expenses
          For the period from January 1, 1999 through March 31, 1999




Gross income:
  Base rental income.............................. $  185,358
  Operating expense and real estate
    tax recoveries................................     23,771
                                                   -----------
  Total Gross Income..............................    209,129
                                                   -----------
Direct operating expenses:
  Operating expenses..............................     15,522
  Real estate taxes...............................     22,000
  Utilities.......................................      1,053
  Insurance.......................................      2,805
  Management Fees.................................      7,379
                                                   -----------
  Total direct operating expenses.................     48,759
                                                   -----------
Excess of gross income over
    direct operating expenses..................... $  160,370
                                                   ===========



See accompanying notes to historical summary of gross income and direct operating expenses.

                              Town Center Commons
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
          For the period from January 1, 1999 through March 31, 1999


1.  Business

    Town Center Commons (Town Center) is located in Kennesaw, Georgia. It consists of approximately 72,100 square feet of gross leasable area and was 96% leased and occupied at March 31, 1999. Approximately 59% of Town Center is leased to one tenant, J.C. Penney Home Store, representing approximately 63% of base rental income. In addition, Town Center is also anchored by an 80,000 square foot Gaylans which owns the land and building. An affiliate of Inland Retail Real Estate Trust, Inc. purchased Town Center from an unaffiliated third party (Seller) on behalf of Inland Retail Real Estate Trust, Inc. on April 13, 1999. Inland Retail Real Estate Trust, Inc. will acquire Town Center from this affiliate at their cost upon receipt of proceeds from an equity offering.

    Town Center was under development throughout the majority of 1998 with significant property operations commencing January 1, 1999. As such, the period from January 1, 1999 through March 31, 1999 represents the operating results of the property subsequent to development and are expected to approximate future anticipated operations.

2.  Basis of Presentation

    The Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) has been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X and for inclusion in the Current Report on Form 8-K/A of Inland Retail Real Estate Trust, Inc. and is not intended to be a complete presentation of Town Center's revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management of Town Center to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.  Gross Income

    Town Center leases retail space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which Town Center is reimbursed for common area costs, real estate taxes, insurance costs and management fees. Certain of the leases contain renewal options for various periods at various rental rates.

    Base rentals are reported as income over the lease term as they become receivable under the lease provisions. However, when rentals vary from a straight-line basis due to short-term rent abatements or escalating rents during the lease term, the income is recognized based on effective rental rates. Related adjustments increased base rental income by $8,863 for the three months ended March 31, 1999.

                              Town Center Commons
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
          For the period from January 1, 1999 through March 31, 1999


    Minimum rents to be received from tenants under operating leases in effect at March 31, 1999 are as follows:

                                Year          Amount
                                ----          ------
                                1999        $   719,058
                                2000            960,831
                                2001            960,831
                                2002            960,831
                                2003            945,498
                              Thereafter      2,955,083
                                            -----------
                                            $ 7,502,132
                                            ===========

4.  Direct Operating Expenses

    Direct operating expenses include only those costs expected to be comparable to the proposed future operations of Town Center. Costs such as interest expense, depreciation, amortization and professional fees are excluded from the Historical Summary.

    Town Center is managed pursuant to the terms of a management agreement for an annual fee of 4% to 6% of gross revenues (as defined). Subsequent to the sale of Town Center (note 1), the current management agreement will cease. Any new management agreement may cause future management fees to differ from the amounts reflected in the Historical Summary.

    As Town Center was under development during 1998, the property is subject to reassessment for real estate taxes. The amount included in the financial statements represents management's best estimate of the 1999 real estate tax liability.

5.  Pro Forma Adjustment (unaudited)

    Inland Retail Real Estate Trust, Inc. will assume the outstanding mortgage debts related to Town Center of approximately $7,600,000 in connection with the acquisition. The assumed debts which originated April 13, 1999 and mature April 13, 2000, have annual interest rates ranging from 175 points over LIBOR (currently 6.7%) to 7%.

    The interest expense associated with the assumed debt would have been approximately $33,000 if the related debt had been in existence since January 1, 1999.

                         Independent Auditors' Report


The Board of Directors
Inland Retail Real Estate Trust, Inc.:


We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Boynton Commons Shopping Center for the year ended December 31, 1998. This Historical Summary is the responsibility of the management of Inland Retail Real Estate Trust, Inc. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Post Effective Amendment No.1 to Form S-11 of Inland Retail Real Estate Trust, Inc., as described in note 2. The presentation is not intended to be a complete presentation of Boynton Commons Shopping Center's revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in note 2 of Boynton Commons Shopping Center for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                        KPMG LLP


Chicago, Illinois
March 18, 1999

                        Boynton Commons Shopping Center
       Historical Summary of Gross Income and Direct Operating Expenses
                         Year ended December 31, 1998




Gross income:
  Base rental income.............................. $1,637,021
  Operating expense and real estate
    tax recoveries................................    262,713
  Other income....................................        330
                                                   -----------
  Total Gross Income..............................  1,900,064
                                                   -----------
Direct operating expenses:
  Real estate taxes...............................    198,598
  Operating expenses..............................     47,748
  Management Fees.................................     49,111
  Insurance.......................................     10,966
  Utilities.......................................     31,304
  Interest Expense................................  1,515,721
                                                   -----------
  Total direct operating expenses.................  1,853,448
                                                   -----------
Excess of gross income over
    direct operating expenses..................... $   46,616
                                                   ===========



See accompanying notes to historical summary of gross income and direct operating expenses.

                        Boynton Commons Shopping Center
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
                         Year ended December 31, 1998


1.  Business

    Boynton Commons Shopping Center (Boynton Commons) is located in Boynton Beach, Florida. Phases of the property were open in 1997, however, tenant space was still under construction through October of 1998. It consists of approximately 212,000 square feet of gross leasable area and was 89% leased and occupied at December 31, 1998. Approximately 13% of Boynton Commons is leased to one tenant representing approximately 24% of base rental income. An Affiliate of Inland Retail Real Estate Trust, Inc. purchased Boynton Commons from an unaffiliated third party (seller) on behalf of Inland Retail Real Estate Trust, Inc. on March 19, 1999. Inland Retail Real Estate Trust, Inc. will acquire Boynton Commons from this affiliate at their cost upon receipt of proceeds from an equity offering.

2.  Basis of Presentation

    The Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) has been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X and for inclusion in the Post Effective Amendment No.1 to Form S-11 of Inland Retail Real Estate Trust, Inc. and is not intended to be a complete presentation of Boynton Commons' revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management of Boynton Commons to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.  Gross Income

    Boynton Commons leases retail space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which Boynton Commons is reimbursed for common area, real estate taxes and insurance costs. Certain leases contain renewal options at various periods at various rental rates.

    Base rentals are reported as income over the lease term as they become receivable under the lease provisions. However, when rentals vary from a straight-line basis due to short-term rent abatements or escalating rents during the lease term, the income is recognized based on effective rental rates. Related adjustments increased base rental income by $168,760 for the year ended December 31, 1998.

                        Boynton Commons Shopping Center
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
                         Year ended December 31, 1998


    Minimum rents to be received from tenants under operating leases in effect at December 31, 1998 are as follows:

                                Year          Amount
                                ----          ------
                                1999        $ 2,546,237
                                2000          2,565,645
                                2001          2,576,560
                                2002          2,585,143
                              Thereafter     38,163,356
                                            -----------
                                            $48,436,941
                                            ===========

4.  Direct Operating Expenses

    Direct operating expenses include only those costs expected to be comparable to the proposed future operations of Boynton Commons. Costs such as depreciation, amortization and professional fees are excluded from the Historical Summary.

    Boynton Commons is managed by an affiliate of the seller pursuant to the terms of an management agreement for an annual fee of 3% of base rents. Subsequent to the sale of Boynton Commons (note 1), the current management agreement will cease. Any new management agreement may cause future management fees to differ from the amounts reflected in the Historical Summary.

    Inland Retail Real Estate Trust, Inc. will assume the outstanding debt of approximately $22,000,000 in connection with the acquisition. Approximately $15,000,000 of this debt has a term of seven years and a fixed rate of 7% payable in monthly installments of interest only. The remaining $7,000,000 is payable in monthly installments of interest only at a floating rate and is due in March 2000.

    In connection with the acquisition of Boynton Commons by an Affiliate
    (note 1), the original debt, noted above, was modified. The principal balance was increased to approximately $22,900,000 and the fixed interest rate was increased to 7.21%. The remaining terms were unchanged. Inland Retail Real Estate Trust, Inc. is expected to assume this modified debt in connection with their acquisition. The additional interest expense associated with the modification, which occurred in March 1999, was excluded from the Historical Summary.

                        Boynton Commons Shopping Center
       Historical Summary of Gross Income and Direct Operating Expenses
                       Three months ended March 31, 1999
                                  (unaudited)




Gross income:
  Base rental income.............................. $  569,200
  Operating expense and real estate
    tax and insurance recoveries..................    162,524
                                                   -----------
  Total Gross Income..............................    731,724
                                                   -----------
Direct operating expenses:
  Operating expenses..............................    133,109
  Management Fees.................................     32,928
  Real estate taxes...............................     94,098
  Insurance.......................................      6,516
  Interest Expense................................    395,297
                                                   -----------
  Total direct operating expenses.................    661,948
                                                   -----------
Excess of gross income over
    direct operating expenses..................... $   69,776
                                                   ===========



See accompanying notes to historical summary of gross income and direct operating expenses.

                        Boynton Commons Shopping Center
   Notes to Historical Summary of Gross Income and Direct Operating Expenses
                       Three months ended March 31, 1999
                                  (unaudited)


1. Basis of Presentation

   The Historical Summary of Gross Income and Direct Operating Expenses for the three months ended March 31, 1999 has been prepared from operating statements provided by the owners of the property during that period and requires management of Boynton Commons Shopping Center to make estimates and assumptions that affect the amounts of the revenues and expenses during that period. Actual results may differ from those estimates.

   In the opinion of management, all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim period presented have been reflected. Certain information in footnote disclosures included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

2. As part of the acquisition, the Company assumed the outstanding mortgage debts related to Boynton Commons Shopping Center of approximately $22,900,000. The assumed debts, which were modified March 19, 1999, have annual interest rates of 175 points over LIBOR (currently 6.7%) and 7.21%, respectively.

                                                                   APPENDIX A
                           PRIOR PERFORMANCE TABLES

     The following prior performance tables contain information concerning public real estate limited partnerships sponsored by Affiliates of the Advisor (collectively, the "Partnerships" or the "Programs", and individually. the "Partnership" or the "Program"). This information has been summarized, in part, in narrative form in this Supplement under "Prior Performance of Our
Affiliates." The purpose of the tables is to provide information on the performance of those partnerships in evaluating the experience of the Affiliates of the Advisor as sponsors of such programs. However, the inclusion of these tables does not imply that we will make investments comparable to those reflected in the tables or that investors in our Shares will experience returns comparable to those experienced in the programs referred to in these tables. Persons who purchase our Shares in the Company will not thereby acquire any ownership in any of the partnerships to which these tables relate. The tables consist of:

    Table I    Experience in Raising and Investing Funds

    Table II   Compensation to IREIC and Affiliates

    Table III  Operating Results of Prior Programs

    Table IV   Results of Completed Programs

    Table V    Sales or Disposals of Properties

    Table VI   Acquisition of Properties by Programs*

  * Prospective investors in Inland Retail Real Estate Trust, Inc. may obtain copies of Table VI by contacting the Advisor.

    Table VI is included in Part II of the Registration Statement filed with the SEC of which this Supplement is a part. Upon written request to us or the Advisor, any prospective investor may obtain, without charge, a copy of Table
VI. See also "Additional Information" for information on examining at, or obtaining copies from, offices of the SEC.

    Upon written request, any potential investor may obtain, without charge, the most recent Annual Report on Form 10-K filed with the SEC by any public program sponsored by any of the Inland Affiliated Companies which has reported to the SEC within the last 24 months. Copies of any exhibits to such Annual Reports shall be provided, upon request, for a reasonable fee.

    Except with respect to Inland Land Appreciation Fund, L.P., Inland Land Appreciation Fund II, L.P., and Inland Capital Fund, L.P., the partnerships presented in the tables are public real estate limited partnership formed primarily to acquire, operate and sell existing residential and commercial real properties. Generally, the investment objectives of those partnerships were as follows:

    (1)  Capital appreciation; and
    (2)  Cash distributions for limited partners.

    Our investment objectives are to: (i) provide regular Distributions to Stockholders in amounts which may exceed our taxable income due to the non-cash nature of depreciation expense and, to such extent, will constitute a tax-deferred return of capital, but in no event less than 95% of our taxable income, pursuant to the REIT Requirements; (ii) provide a hedge against inflation by entering into leases which contain clauses for scheduled rent escalations or participation in the growth of tenant sales, permitting us to increase Distributions and provide capital appreciation; and (iii) preserve Stockholders' capital.

                                    TABLE I

                   EXPERIENCE IN RAISING AND INVESTING FUNDS

    Table I presents information on a dollar and percentage basis showing the experience of Inland Real Estate Investment Corporation ("IREIC"), of which the Advisor is a wholly owned subsidiary, in raising and investing funds in prior partnerships where the offering closed in the three years prior to December 31, 1998. The Table particularly focuses upon the dollar amount available for investment in properties expressed as a percentage of total dollars raised.

                 EXPERIENCE IN RAISING AND INVESTING FUNDS (A)
                                (000's omitted)

                                            Inland Real Estate
                                               Corporation

                                                1 Program

Dollar amount offered (B)................. $ 647,000
Dollar amount raised......................   539,331    100.00%
Less offering expenses:
  Syndication fees (C)....................    51,109      9.48
  Other fees (D)..........................     6,427      1.19
  Organizational fees.....................        37      0.00
Reserves (E)..............................     2,815      0.00

Available for investment.................. $ 478,943     89.33%
                                           ========== =========

Acquisition costs:
  Cash down payments (F).................. $ 644,632
  Other cash expenditures capitalized.....     2,578

    Total acquisition costs............... $ 647,210
                                           ==========

Percent leverage (G)......................               44.65%
Date offerings commenced..................                (H)
Length of offering........................                (H)
Months to invest 90% of amount available
  for investment (measured from beginning
  of offering)............................                (H)

                 EXPERIENCE IN RAISING AND INVESTING FUNDS (A)
                                (000's omitted)

                               NOTES TO TABLE I


  (A) The figures in this table are cumulative and are as of December 31, 1998. The dollar amount raised represents the cash proceeds collected by the program. The Table reflects payments made or to be made from investor capital contributions upon receipt. The Table reflects experience for Inland Real Estate Corporation ("IREC") , a REIT which closed in 1998.

  (B) Does  not  reflect  Shares   offered  for  distribution  to  Stockholders
      participating in the IREC's distribution reinvestment program.

  (C) Syndication fees are paid by the program to an affiliate, Inland Securities Corporation, or unaffiliated third parties commissions for the sale of Shares. All of these syndication fees were utilized to pay commissions and expenses of the offerings.

  (D) Other fees are paid by the program to unaffiliated parties and consist principally of printing, selling and registration costs.

  (E) Generally, a working capital reserve is established to fund, among other things, anticipated future cash flow deficits.

  (F) Cash down payments include amounts paid at closing and projected amounts to be paid from working capital reserves at mortgage balloon dates. Actual amounts paid at the balloon dates will depend upon the operating results of the partnerships.

  (G) Represents mortgage financing at December 31, 1998 divided by the total acquisition costs including such mortgage financing.

  (H) On October 14, 1994, the program commenced an initial public offering, on a best effort basis, ("Initial Offering") of 5,000,000 shares of common stock ("Shares") at $10.00 per share. On July 24, 1996, the program commenced an offering of an additional 10,000,000 Shares at $10.00 per Share, on a best efforts basis, (the "Second Offering"). On July 14, 1997, the program commenced an offering of an additional 20,000,000
      Shares at $10.00 per Share, on a best efforts basis, (the "Third Offering"). On April 7, 1998, the program commenced an offering of an additional 27,000,000 Shares at $11.00 per Share, on a best efforts basis, (the "Fourth Offering"). In order to maximize flexibility in evaluating strategic alternatives, the program's board of directors decided to terminate the Fourth Offering on December 31, 1998. As of December 31, 1998, the program had received subscriptions for a total of 16,642,397 Shares in the Fourth Offering. As of December 31, 1998, substantially all proceeds available for investment from the offerings were invested in real properties.

                                   TABLE II

                   COMPENSATION TO IREIC AND AFFILIATES (A)

    Table II summarizes the amount and type of compensation paid to IREIC and its Affiliates in connection with the prior partnerships and program.

    Some partnerships acquired their properties from Affiliates of the Advisor which had purchased such properties from unaffiliated third parties.

                                   TABLE II

                   COMPENSATION TO IREIC AND AFFILIATES (A)
                                (000's omitted)

                                                                   Inland
                                                     Public      Real Estate
                                                    Programs     Corporation

                                                  6 Programs      1 Program

Date offering commenced.........................        -           10/14/94
Dollar amount raised............................ $   172,241     $   539,331
                                                 =============   ============

Amounts paid or payable to general partner or
  affiliates from proceeds of offerings:
    Selling commissions and underwriting fees... $     5,885(B)       49,619(C)
    Other offering expenses (D).................       2,310           1,490
    Acquisition cost and expense ...............      10,088(E)          661
                                                 =============   ============

Dollar amount of cash available (deficiency)
  from operations before deducting (adding)
  payments to (from) general partner or
  affiliates (F)................................ $    16,025
                                                 =============

Amounts paid to (received from) general partner
  or affiliates related to operations:
    Property management fees (G)................ $       845           4,129
    Partnership subsidies received..............           0               0
    Accounting services.........................         228             115
    Data processing service.....................         158             138
    Legal services..............................         239              14
    Mortgage servicing fees.....................           0             130
    Mortgage interest expense...................           0             206
    Acquisition costs expensed..................           0             431
    Other administrative services...............         855             220
    Property upgrades...........................         848               0
    Property operating expenses.................           0               0

Dollar amount of property sales and refinancings
  before payments to general partner and
  affiliates (H):
    Cash........................................ $    15,529               0
    Equity in notes and undistributed sales
      proceeds..................................       5,960               0

Dollar amounts paid or payable to general partner
  or affiliates from sales and refinancings (I):
    Sales commissions........................... $       267               0
    Property upgrade............................           8               0
    Mortgage brokerage fee......................           0               0
    Participation in cash distributions.........           0               0

                     COMPENSATION TO IREIC AND AFFILIATES
                                (000's omitted)

                               NOTES TO TABLE II

  (A) The figures in this Table II relating to proceeds of the offerings are cumulative and are as of December 31, 1998 and the figures relating to cash available from operations are for the three years ending December 31, 1998. The dollar amount raised represents the cash proceeds collected by the partnerships or program. Amounts paid or payable to IREIC or affiliates from proceeds of the offerings represent payments made or to be made to IREIC and affiliates from investor capital contributions.

  (B) The total amount of  selling  commissions  paid  to an affiliate includes
      approximately  $2,712,000,  which  was  in   turn  paid  to  third  party
      soliciting dealers.

  (C) The total amount of selling commissions paid to an affiliate includes approximately $42,236,000, which was in turn paid to third party soliciting dealers.

  (D) Consists of legal, accounting, printing and other offering expenses, including amounts to be paid to Inland Securities Corporation to be used as incentive compensation to its regional marketing representatives and amounts for reimbursement of the general partner for marketing, salaries and direct expenses of its employees while directly engaged in registering and marketing the Units and other marketing and organization expenses.

  (E) Represents initial cash down payments and future principal payments and prepaid items and fees paid to IREIC and its affiliates in connection with the acquisition of properties less amounts paid to unaffiliated third parties to acquire such properties. Cash down payments include amounts received at closing.

                                                     Public
                                                    Programs

                                                  6 Programs

         Acquisition fees....................... $     9,975
         Reimbursement (at cost) for upgrades
           and acquisition due diligence........         113
         Partnership down payments..............      38,745
         Inland down payments...................     (38,745)

         Acquisition cost and expense........... $    10,088
                                                 =============

  (F) See Note (B) to Table III.

                     COMPENSATION TO IREIC AND AFFILIATES
                                (000's omitted)

                               NOTES TO TABLE II

  (G) An affiliate provides property management services for all properties acquired by the partnerships or program. Management fees have not exceeded 4.5% of the gross receipts from the properties managed. With respect to Inland Capital Fund, L.P., Inland Land Appreciation Fund II, L.P. and Inland Land Appreciation Fund, L.P., IREIC receives an annual asset management fee equal to one-quarter of 1% of the original cost to the partnership of undeveloped land, limited to a cumulative total over the life of the partnership of 2% of the land's original cost to the partnership.

  (H) See  Table  V  and  Notes   thereto  regarding  sales  and  disposals  of
      properties.

  (I) Real estate sales commissions and participations in cash distributions are paid or payable to IREIC and/or its affiliates in connection with the sales of properties. Payments of all amounts shown are subordinated to the receipt by the limited partners of their original capital investment. See Table V and Notes thereto.

                                   TABLE III

                      OPERATING RESULTS OF PRIOR PROGRAMS

    Table III presents operating results for programs, the offerings of which closed during each of the five years ended prior to December 31, 1998. The operating results consist of:

      --The components of taxable income (loss);
      --Taxable income or loss from operations and property sales;
      --Cash available and source, before and after cash distributions to investors; and
      --Tax and distribution data per $1,000 invested.

                                   TABLE III

                      OPERATING RESULTS OF PRIOR PROGRAMS
       (000's omitted, except for amounts presented per $1,000 invested)



                                   Inland Real Estate Corporation

                                 1998      1997      1996      1995

Gross revenues................ $ 73,302    29,422     6,328     1,180
Profit on sale of properties..        0         0         0         0

Less:
  Operating expenses..........   21,017     8,863     1,873       327
  Interest expense............   13,422     5,655       597       164
  Program expenses............    3,114     1,576       449        22
  Depreciation & amortization.   11,663     4,681       957       170

Net income (loss)-GAAP basis.. $ 24,086     8,647     2,452       497
                               ========= ========= ========= =========

Taxable income (loss) (A):

Total from operations.........        0         0         0         0
From gain on sale.............        0         0         0         0
                               ========= ========= ========= =========

Cash available (deficiency)
  from operations (B).........   40,002    15,218     5,180       978
Cash available from sales (C).        0         0         0         0
Cash (deficiency) from
  Financings..................  166,352    43,926    25,670         0
Total cash available before
  distributions and special
  items.......................  206,354    59,144    30,850       978

                      OPERATING RESULTS OF PRIOR PROGRAMS
       (000's omitted, except for amounts presented per $1,000 invested)


                                   Inland Real Estate Corporation

                                 1998      1997      1996      1995

Less distributions to investors:
  From operations.............   33,297    11,899     3,286       607
  From sales and refinancings.        0         0         0         0
  From return of capital......        0         0         0         0
  From supplemental capital
  contribution (return on
  capital)....................        0         0         0         0

Less distributions to general
  partner:
  From operations.............        0         0         0         0
  From sales and refinancings.        0         0         0         0
Cash available after
  distributions before
  special items...............  173,057    47,245    27,564       371

Special items:
  Advances (repayments) from
    (to) general partner or
    affiliates................        0         0         0         0
  Repurchase of shares (D)....   (1,317)     (421)      (30)      (27)
  Use of partnership reserves.        0         0         0         0
  Use of cash available for
    offering purposes.........        0         0         0         0
Cash available after
  distributions and special
  items....................... $171,740    46,824    27,534       344
                               ========= ========= ========= =========

Tax data per $1,000 invested (A):

  Federal income tax results:
  Ordinary income (loss):
    From operations...........        0         0         0         0
    From recapture............        0         0         0         0
    Capital gain..............        0         0         0         0

                      OPERATING RESULTS OF PRIOR PROGRAMS
       (000's omitted, except for amounts presented per $1,000 invested)



                                   Inland Real Estate Corporation

                                 1998      1997      1996      1995

Distribution date per $1,000 invested:

Cash distributions to investors:
  Source (on GAAP basis):
    Investment income.........       88        86        82        78
    Return of capital.........        0         0         0         0
    Supplemental capital
     contributions (return on
     capital).................        0         0         0         0
  Source (on cash basis):
    Sales.....................        0         0         0         0
    Refinancings..............        0         0         0         0
    Operations (E)............       88        86        82        78
    Return of capital.........        0         0         0         0
    Supplemental capital
     contributions (return on
     capital).................        0         0         0         0

Percent of properties remaining
  unsold (F).................. 100.00%
                               ========

                      OPERATING RESULTS OF PRIOR PROGRAMS
                               (000's included)

                              NOTES TO TABLE III

  (A) The Program qualified as a real estate investment trust ("REIT") under the Code for federal income tax purposes commencing with the tax year ending December 31, 1995. Since the Program qualified for taxation as a REIT, the Program generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders. If the Program fails to qualify as a REIT in any taxable year, the Program will be subject to federal income tax on its taxable income at regular corporate tax rates. Even if the Program qualifies for taxation as a REIT, the Program may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

  (B) "Cash Available (Deficiency) from Operations," represents all cash revenues and funds received by the partnerships, including but not limited to operating income less operating expenses, and interest income. These amounts do not include payments made by the partnerships from offering proceeds nor do they include proceeds from sales or refinancings. These amounts also exclude advances from or repayments to IREIC and affiliates which are disclosed elsewhere in the table and include principal payments on long-term debt. For example:


                                   Inland Real Estate Corporation

                                 1998      1997      1996      1995
Net cash provided by operating
  activities per the Form 10-K
  annual report or 10-Q
  quarterly report............ $ 42,775    15,924     5,530       978
Principal payments on
  long-term debt..............      (74)      (67)        -         -
Payments for deferred loan
  fees........................   (2,702)     (639)     (350)        -

                               $ 40,002    15,218     5,180       978
                               ========= ========= ========= =========

  (C) See  Table  V  and  Notes   thereto  regarding  sales  and  disposals  of
      properties.

                      OPERATING RESULTS OF PRIOR PROGRAMS
                               (000's included)

                              NOTES TO TABLE III


  (D) The  program  established  a   unit  repurchase  program  which  provides
      liquidity to investors.   These  funds  were  utilized  by the program to
      repurchase units, pursuant to the terms of the related prospectus.

  (E) Distributions by the IREC to the extent of its current and accumulated earnings and profits for federal income tax purposes are taxable to stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of the stockholder's basis in the shares to the extent thereof, and thereafter as taxable gain (a return of capital). These Distributions in excess of earnings and profits will have the effect of deferring taxation of the amount of the Distribution until the sale of the stockholder's shares.


                                 1998      1997      1996      1995
% of Distribution representing:
  Ordinary income.............   76.22     74.19     83.50     94.24
  Return of Capital...........   23.78     25.81     16.50      5.76

                                100.00    100.00    100.00    100.00


  (F) Percent  of  properties   remaining   unsold  represents  original  total
      acquisition costs of properties retained divided by original total acquisition cost of all properties in the program, plus the total of uninvested offering proceeds (if any).

                                   TABLE IV

                         RESULTS OF COMPLETED PROGRAMS

       (000's omitted, except for amounts presented per $1,000 invested)


    Table IV is a summary of operating and disposition results of prior public partnerships sponsored by Affiliates of the Advisor, which during the five years ended prior to December 31, 1998 have sold their properties and either hold notes with respect to such sales or have liquidated. One public partnership, Inland Real Estate Growth Fund, L.P., has disposed of all its properties during the five years ended prior to December 31, 1998.


                                        Inland Real Estate
      Program Name                      Growth Fund, L.P.

Dollar amount raised..................         9,465
Number of properties purchased........             2
Date of closing of offering...........      08/21/87
Date property sold....................       Various

Tax and distribution data per
  $1,000 invested (A):
  Federal income tax results:
    Ordinary income (loss):
      Operations......................        (1,245)
      Recapture.......................             0
      Capital Gain....................         1,537

    Deferred Gain:
      Capital.........................             0
      Ordinary........................             0

    Cash distributions to investors
      (cash basis):
      Sales...........................         1,093
      Operations......................           196




                               NOTES TO TABLE IV


  (A) Data per $1,000 invested is presented as of December 31, 1998. See Table V and Notes thereto regarding sales and disposals of properties.

                                    TABLE V

                       SALES OR DISPOSALS OF PROPERTIES


    Table V presents information on the results of the sale or disposals of public partnership properties during the three years ended prior to December 31, 1998. Since January 1, 1996, partnerships sponsored by Affiliates of the Advisor had 27 sales transactions. The table provides certain information to evaluate property performance over the holding period such as:

      --Sales proceeds received by the partnerships in the form of cash down payments at the time of sale after expenses of sale and secured notes received at sale;

      --Cash invested in properties;

      --Cash flow (deficiency) generated by the property;

      --Taxable gain (ordinary and total); and

      --Terms of notes received at sale.

                                                  TABLE V (Continued)

                                          SALES OR DISPOSALS OF PROPERTIES (A)
                                                    (000's omitted)
                                                          Selling Price, net of closing costs
                                                             Cash     Selling
                                                          Received, Commissions             Secured
                                                           net of     paid or    Mortgage    Notes       Net
                                       Date     Date of    Closing  payable to   at Time   Received    Selling
                                     Acquired     Sale     Costs(B)   Inland     of Sale   at Sale(C)   Price
Land II 5.538 Acres of Parcel #22... 10/30/92   01/05/96       154         0           0         0         154
Land I 4.629 Acres of Parcel #24.... 05/23/90   04/01/96        53         0           0         0          53
Land II .87 Acres of Parcel #8...... 06/14/91   04/03/96        10         0           0         0          10
Land I 3.52 Acres of Parcel #1...... 01/19/89   12/24/96       501         0           0         0         501
Land I 10.53 Acres of Parcel #15.... 01/03/90    Var 96        533         0           0         0         533
Land II 8.25 Acres of Parcel #23.... 10/30/92    Var 96      1,527         0           0         0       1,527
Monthly Income Fund I-
  Yorkville Living Center, Lot #11.. 01/29/88   09/12/97        40         0           0         0          40
Land I 2.081 Acres of Parcel #13.... 11/07/89   09/18/97        26         0           0         0          26
Land I 81.216 Acres of Parcel #1.... 01/19/89    Var 97         31         0      (3,580)(G) 2,170(F)    5,781
Land I 5.468 Acres of Parcel #15.... 01/03/90    Var 97        491         0           0         0         491
Land II 12.6506 Acres of Parcel #7.. 04/22/91    Var 97      1,133         0           0         0       1,027
Land II 2.61 Acres of Parcel #23.... 10/30/92    Var 97        477         0           0         0         477
Capital Fund 8.6806 Ac. of Parcel #2 11/09/93    Var 97        686         0           0         0         686
Capital Fund 2.305 Ac. of Parcel #4. 03/30/94    Var 97        642         0           0         0         642
Land I Lots of Parcel #15........... 01/03/90    Var 98        645         0           0     1,968       2,613
Land I Lots of Parcel #21........... 03/08/90    Var 98        650         0        (450)    2,449       3,549
Land I 30 Acres of Parcel #16....... 01/29/90    Var 98         61         0           0     1,362       1,423
Land II Parcel #15.................. 09/04/91    Var 98         (6)        0           0     2,750       2,744
Land II Lots Parcel #23............. 10/30/92    Var 98      2,142         0           0         0       2,142
Land II Lots Parcel #7.............. 04/22/91    Var 98      1,402         0           0         0       1,402
Capital Fund Easement Parcel #5..... 04/01/94    Var 98         63         0           0         0          63
Capital Fund Lots Parcel #2......... 11/09/93    Var 98        143         0           0         0         143
Capital Fund Lots Parcel #6......... 05/11/94    Var 98        109         0           0     1,125       1,234
Capital Fund Lots Parcel #13........ 10/06/94    Var 98      1,290         0           0         0       1,290
Capital Fund Lots Parcel #4......... 03/30/94    Var 98        681         0           0         0         681
Capital Fund Lots Parcel #18........ 11/02/95    Var 98      1,410         0           0         0       1,410
Growth Fund I - Scottsdale Sierra... 12/31/85   05/06/98     7,255         0        (375)        0       7,630




                                                  TABLE V (Continued)

                                          SALES OR DISPOSALS OF PROPERTIES (A)
                                                    (000's omitted)
                                    Cost of Properties including closing
                                     costs and other cash expenditures
                                     Original  Partnership
                                     Mortgage    Capital
                                     Financing  Invested(D)        Total
Land II 5.538 Acres of Parcel #22...      0          60          60
Land I 4.629 Acres of Parcel #24....      0          23          23
Land II .87 Acres of Parcel #8......      0          10          10
Land I 3.52 Acres of Parcel #1......      0         281         281
Land I 10.53 Acres of Parcel #15....      0         265         265
Land II 8.25 Acres of Parcel #23....      0       1,104       1,104
Monthly Income Fund I-
  Yorkville Living Center, Lot #11..      0          25          25
Land I 2.081 Acres of Parcel #13....      0           6           6
Land I 81.216 Acres of Parcel #1....      0       5,668       5,668
Land I 5.468 Acres of Parcel #15....      0         173         173
Land II 12.6506 Acres of Parcel #7..      0         746         746
Land II 2.61 Acres of Parcel #23....      0         352         352
Capital Fund 8.6806 Ac. of Parcel #2      0         255         255
Capital Fund 2.305 Ac. of Parcel #4.      0          70          70
Land I Lots of Parcel #15...........      0       2,366       2,366
Land I Lots of Parcel #21...........      0       2,358       2,358
Land I 30 Acres of Parcel #16.......      0         816         816
Land II Parcel #15..................      0       1,043       1,043
Land II Lots Parcel #23.............      0       1,455       1,455
Land II Lots Parcel #7..............      0         997         997
Capital Fund Easement Parcel #5.....      0           7           7
Capital Fund Lots Parcel #2.........      0          58          58
Capital Fund Lots Parcel #6.........      0       1,215       1,215
Capital Fund Lots Parcel #13........      0       1,147       1,147
Capital Fund Lots Parcel #4.........      0         121         121
Capital Fund Lots Parcel #18........      0       1,062       1,062
Growth Fund I - Scottsdale Sierra...  3,283       3,755       7,038







                                     A-18


                                                                          TABLE V (Continued)

                                                                 SALES OR DISPOSALS OF PROPERTIES (A)
                                                                            (000's omitted)

                                          Excess
                                        (deficiency)
                                         of property
                                          operating      Amount of
                                            cash         subsidies        Total
                                          receipts      included in      Taxable       Ordinary
                                         over cash       operating        Gain          Income        Capital
                                        expenditures(E) cash receipts   from Sale      from Sale        Gain
Land II 5.538 Acres of Parcel #22...               0             0             94              0           94
Land I 4.629 Acres of Parcel #24....               0             0             30              0           30
Land II .87 Acres of Parcel #8......               0             0              0              0            0
Land I 3.52 Acres of Parcel #1......               0             0            220              0          220
Land I 10.53 Acres of Parcel #15....               0             0            268              0          268
Land II 8.25 Acres of Parcel #23....               0             0            423              0          423
Monthly Income Fund I-
  Yorkville Living Center, Lot #11..             (23)            0             15              0           15
Land I 2.081 Acres of Parcel #13....               0             0             20              0           20
Land I 81.216 Acres of Parcel #1....               0             0           (193)             0         (193)
Land I 5.468 Acres of Parcel #15....               0             0            309              0          309
Land II 12.6506 Acres of Parcel #7..               0             0            387              0          387
Land II 2.61 Acres of Parcel #23....               0             0            125              0          125
Capital Fund 8.6806 Ac. of Parcel #2               0             0            431              0          431
Capital Fund 2.305 Ac. of Parcel #4.               0             0            572              0          572
Land I Lots of Parcel #15...........               0             0             71              0           71
Land I Lots of Parcel #21...........               0             0            742              0          742
Land I 30 Acres of Parcel #16.......               0             0          1,058              0        1,058
Land II Parcel #15..................               0             0          1,701              0        1,701
Land II Lots Parcel #23.............               0             0            521              0          521
Land II Lots Parcel #7..............               0             0            297              0          297
Capital Fund Easement Parcel #5.....               0             0             57              0           57
Capital Fund Lots Parcel #2.........               0             0             78              0           78
Capital Fund Lots Parcel #6.........               0             0             11              0           11
Capital Fund Lots Parcel #13........               0             0            144              0          144
Capital Fund Lots Parcel #4.........               0             0            561              0          561
Capital Fund Lots Parcel #18........               0             0            348              0          348
Growth Fund I - Scottsdale Sierra...             822             0          4,356              0        4,356




                                     A-19



                             TABLE V - (Continued)

                       SALES OR DISPOSALS OF PROPERTIES
                                (000's omitted)

                               NOTES TO TABLE V


  (A) The table includes all sales of properties by the partnerships during the three years ended December 31, 1997. All sales have been made to parties unaffiliated with the partnership.

  (B) Consists of cash payments received from the buyers and the assumption of certain liabilities by the buyers at the date of sale, less expenses of sale.

  (C) The stated principal amount  of  the  notes  is  shown in the table under
      "Secured Notes Received at Sale."   All sales with notes received at sale
      are being reported for tax purposes on the installment basis.

  (D) Amounts represent the dollar amount raised from the offerings of limited partnership units, less sales commissions and other offering expenses.

  (E) Represents  "Cash  Available   (Deficiency)  from  Operations  (including
      subsidies)" as adjusted for applicable "Fixed Asset Additions" through the year of sale.

  (F) As a result of the sale of the remaining approximately 81 acres of Parcel 1 on December 29, 1997, the Partnership received mortgage loans receivable totaling $2,170,089, of which $575,000 accrued interest at 9% per annum and had a maturity date of July 1, 1998 and was paid in full. The remaining $1,595,089 accrues interest at 9% per annum and has a maturity date of December 30, 2000.

  (G) As a result of the sale of the remaining approximately 81 acres of Parcel 1 on December 29, 1997, the buyer assumed the current mortgage note held by the Partnership which had a balance of $3,325,515 at that time.




















                                     A-20